UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Atlas Energy Solutions Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Atlas Energy Solutions Inc.
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
(512) 220-1200
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
To the stockholders of Atlas Energy Solutions Inc.:
Notice is hereby given that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Atlas Energy Solutions Inc. (“Atlas” or the “Company”) will be held at the Company’s corporate headquarters at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, on May 7, 2026 at 8:00 a.m. Central Time. The Annual Meeting is being held for the following purposes:
1.
election to the Company’s Board of Directors of the two Class III directors set forth in the accompanying proxy statement, each of whom will hold office until the 2029 Annual Meeting of Stockholders and until their successor is elected and qualified or until their earlier death, resignation or removal;

2.	ratification of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.	to vote on the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation;
4.	to vote on the approval of the adoption of the Atlas Energy Solutions Inc. Employee Stock Purchase Plan (the “ESPP”); and
5.	transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (NYSE: AESI), at the close of business on March 17, 2026, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares of Common Stock you own, will aid us in reducing the expense of any further proxy solicitation in connection with the Annual Meeting. We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.
REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS. If you are a registered stockholder as of the Record Date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:
•	Internet: Use the website listed on the Notice of Internet Availability (the “Notice”);
•	Telephone: Use the toll-free number listed on the Notice;
•	Mail: Sign, date and return your proxy card in the provided pre-addressed envelope; or
•	At the Annual Meeting: Attend the Annual Meeting at the location described in the Notice and vote in person.
If your shares are held in “street name,” that is, your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the bank, broker or other nominee, as your record holder, that must be followed for your record holder to vote your shares of Common Stock per your instructions. Internet voting will also be offered to stockholders holding shares of Common Stock in street name.
We urge you to review the enclosed proxy materials carefully and to submit your proxy or voting instructions as soon as possible so that all holders of our Common Stock, regardless of the number of shares owned, participate in the affairs of Atlas.
Thank you for your investment in Atlas.

By Order of the Board of Directors,

Ben M. “Bud” Brigham
Executive Chairman of the Board of Atlas Energy Solutions Inc.

Austin, Texas
March 27, 2026
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 7, 2026: THE NOTICE OF THE ANNUAL
MEETING, THE PROXY STATEMENT AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR
ENDED DECEMBER 31, 2025, ARE AVAILABLE AT www. proxyvote.com.
The Notice of Internet Availability of Proxy Materials is first being mailed on or about March 27, 2026, and the proxy materials relating to the Annual Meeting will first be made available on or about the same date.

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
ATLAS ENERGY SOLUTIONS INC. 2026 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. Central Time, THURSDAY, MAY 7, 2026
Place:	In person at the corporate headquarters of Atlas Energy Solutions Inc., located at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730
Record Date:	March 17, 2026
Voting:
Holders of our Common Stock as of the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Board Vote Recommendation
Election to the Company’s Board of Directors of the two Class III directors set forth in this proxy statement, each of whom will hold office until the 2029 Annual Meeting of Stockholders and until their successor is elected and qualified or until their earlier death, resignation or removal
For each of the director nominees

Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026	For

To vote on the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation	For

To vote on the approval of the adoption of the ESPP	For

Transaction of such other business as may properly come before the Annual Meeting	—

BOARD NOMINEES

Name	Age	Director Since	Principal Occupation	Independent	AC	NCGC	CC
Gayle Burleson	60	2023	Director	X	X		X
Robb L. Voyles	68	2023	Mediator, Arbitrator and Referee/Special Master with JAMS	X	X	X

AC: Audit Committee
NCGC: Nominating & Corporate Governance Committee
CC: Compensation Committee
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PROXY SUMMARY	i
ABOUT ATLAS ENERGY SOLUTIONS INC.	1
ABOUT THE ANNUAL MEETING	2
PROPOSAL ONE: ELECTION OF DIRECTORS	5
DIRECTOR NOMINEES	6
INCUMBENT DIRECTORS AND EXECUTIVE OFFICERS	7
CORPORATE GOVERNANCE	10
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	17
DIRECTOR COMPENSATION	20
COMPENSATION DISCUSSION AND ANALYSIS	21
COMPENSATION COMMITTEE REPORT	29
EXECUTIVE COMPENSATION	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
EQUITY COMPENSATION PLAN INFORMATION	41
PROPOSAL TWO: RATIFICATION OF E&Y AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42
AUDIT COMMITTEE REPORT	44
PROPOSAL THREE: VOTE ON THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION	45
PROPOSAL FOUR: VOTE ON THE APPROVAL OF THE ADOPTION OF THE ATLAS ENERGY SOLUTIONS INC. EMPLOYEE STOCK PURCHASE PLAN	46
SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR	50
STOCKHOLDER LIST	51
OTHER MATTERS	51
DIRECTIONS TO ANNUAL MEETING	51
ADDITIONAL INFORMATION	51
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS	51

ii

Atlas Energy Solutions Inc.
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
(512) 220-1200
PROXY STATEMENT

2026 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors (the “Board”) of Atlas Energy Solutions Inc. (the “Company”) is soliciting and requests your proxy for the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) that will be held on May 7, 2026 at 8:00 a.m. Central Time at the Company’s corporate headquarters at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. We are soliciting proxies from holders of our common stock, par value $0.01 per share (the “Common Stock”).
ABOUT ATLAS ENERGY SOLUTIONS INC.
Atlas Energy Solutions Inc. is a leading proppant producer, logistics, and distributed power solutions provider, primarily serving the Permian Basin of West Texas and New Mexico. Our mission is to improve human beings’ access to the hydrocarbons that power our lives, and, by doing so, we maximize the value creation for our stockholders. Value creation for our shareholders is our fundamental goal. In order to fulfill our mission and create value for our shareholders, we strive to optimize the outcomes for our broader stakeholders, including our employees and the communities in which we operate. We are proud of the fact that our approach to innovation in the hydrocarbon industry drives efficiencies creating value for our shareholders, while also delivering differentiated social and environmental progress. The Company has driven innovation designed to provide industry-leading environmental benefits by reducing energy consumption, emissions, and our aerial footprint. We call this Sustainable Environmental and Social Progress, and it is driven by shareholder value creation.
We operate 14 proppant production facilities across the Permian Basin including both large-scale in-basin facilities and smaller distributed mining units. We are a low-cost producer of various high-quality, locally sourced proppants used during the well completion process. We offer both dry and damp sand and carry various mesh sizes including 100 mesh and 40/70 mesh. Proppant is a key component necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells.
We also operate a differentiated logistics platform that is designed to increase the efficiency, safety and sustainability of the oil and natural gas industry primarily within the Permian Basin. This includes our fleet of fit-for-purpose trucks, trailers, wellsite equipment, and the 42-mile Dune Express conveyor system (the only proppant conveyor system in the world, and the longest conveyor in the United States). We are also integrating autonomous driving technologies in certain of our fit-for-purpose trucks, creating the first semi-autonomous oilfield logistics network to increase the automation of the oil and gas proppant supply chain.
We provide distributed power solutions through a fleet of natural gas-powered reciprocating generators primarily supporting production and artificial lift operations across major United States resource basins. Our generators are designed for heavy-duty, harsh environments for mission critical power needs. Our in-house manufacturing and remanufacturing capabilities, coupled with critical in-field service, provide quality control and standardization across the fleet ensuring market-leading uptime.
We were founded in 2017 by Ben M. “Bud” Brigham, our Executive Chairman, and are led by an entrepreneurial team with a history of constructive disruption bringing significant and complementary experience to this enterprise, including the perspective of longtime E&P operators, which provides for an elevated understanding of the end users of our products and services. Our executive management team has a proven track record with a history of generating positive returns and value creation. Our experience as E&P operators was instrumental to our understanding of the opportunity created by in-basin sand production and supply in the Permian Basin, which we view as North America’s premier shale resource and which we believe will remain its most active through economic cycles.

ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this proxy statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.
Notice and Access of Proxy Materials
We are furnishing proxy materials to our stockholders primarily via the internet instead of mailing printed copies of those materials to each stockholder. We have elected, in accordance with the “Notice and Access” rule of the U.S. Securities and Exchange Commission (the “SEC”), to deliver a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders and to post our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (collectively, the “proxy materials”) electronically. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. The Notice is first being mailed to our stockholders on or about March 27, 2026, and the proxy materials relating to the Annual Meeting will first be made available on or about the same date. The Notice instructs you how to access and review the proxy materials and how to submit your proxy via the Internet. The Notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.
Electronic Delivery
Registered stockholders may elect to receive future Notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.proxyvote.com. Stockholders who hold shares through a bank, brokerage firm or other nominee may also sign up for electronic delivery at www.proxyvote.com. In addition, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the Notices and proxy materials at any time by dialing 1-800-579-1639. Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.
Proposals to be Voted Upon at the Annual Meeting
At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:
•
Proposal ONE: To elect to the Company’s Board of Directors the two Class III directors, Gayle Burleson and Robb L. Voyles, each of whom will hold office until the 2029 Annual Meeting of Stockholders and until their successor is elected and qualified or until their earlier death, resignation or removal;

•	Proposal TWO: To ratify Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
•	Proposal THREE: To vote on the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation; and
•	Proposal FOUR: To vote on the approval of the adoption of the ESPP.
In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is not currently aware of any other business that might come before the Annual Meeting.
Recommendation of the Board
The Board has approved each of the proposals for inclusion in the proxy materials and recommends that you vote FOR the election of each of the director nominees to the Board (“Proposal ONE”); FOR the ratification of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Proposal TWO”); FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation (“Proposal THREE”); and FOR, on the approval of the adoption of the ESPP (“Proposal FOUR”).

Who May Vote
Our Common Stock is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Holders of the Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Holders of Common Stock do not have the right to cumulate their votes for any particular matter. Each share of Common Stock outstanding at the close of business on March 17, 2026 (the “Record Date”) entitles the holder to one vote at the Annual Meeting. On the Record Date, there were 124,867,153 shares of Common Stock outstanding held by 27 stockholders of record (which number of stockholders does not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but includes each such institution as one holder).
Voting at the Annual Meeting
If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (“EQ”), you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet or telephone by following the instructions on the Notice. Alternatively, if you received a paper copy of the proxy materials by mail, you may give a proxy by completing and returning the proxy card by mail. To vote through the Internet or by telephone, you should have your Notice or proxy card available, so you can input the required information from the Notice or the proxy card. When you log onto the Internet website address, you will receive instructions on how to vote your shares.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet or telephone or by completing and returning any proxy card you received. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of the Board stated in this proxy statement.
Any proxy given pursuant to this solicitation may be revoked by the person submitting such proxy at any time before its use by (1) delivering a written notice of revocation addressed to Atlas Energy Solutions Inc., Attn: General Counsel, 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, (2) voting again by Internet or telephone, (3) completing and returning a proxy card bearing a later date, or (4) attending the Annual Meeting and voting in person. Your last vote or proxy received prior to the deadline will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.
If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be provided to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account with them, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a legal proxy from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.
If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting.
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. We will report the final results in a Current Report on Form 8-K that we will file with the SEC after the Annual Meeting.
Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all Notices and sets of proxy materials you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Quorum Requirement for the Annual Meeting
The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding as of the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 124,867,153 shares of Common Stock outstanding. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will be considered to be shares present at the Annual Meeting for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on the ratification of our independent registered public accounting firm for beneficial owners who have not provided voting instructions. However, without voting instructions from the beneficial owners, they cannot vote on “non-routine” proposals, including the election of directors, the resolution to approve the compensation of our Named Executive Officers and the resolution to adopt the ESPP.
Required Votes
Election of Directors. Each director will be elected by the affirmative vote of the plurality of the votes cast by holders of shares entitled to vote on the election of directors at the Annual Meeting. Withheld votes and broker non-votes are not taken into account in determining the outcome of the election of directors.
Ratification of our Independent Registered Public Accounting Firm. Approval of the proposal to ratify E&Y as our independent registered public accounting firm for the fiscal year ending December 31, requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Although broker non-votes are not taken into account in determining the outcome of this proposal, as discussed above, we do not expect any broker non-votes with respect to this proposal.
Say-on-Pay. The approval, on a non-binding advisory basis, of the Company’s Named Executive Officers’ compensation for the fiscal year ended December 31, 2025 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of this proposal. The results of the votes on this proposal are not binding on the Board.
ESPP. Approval of the proposal to adopt the ESPP requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.
Default Voting
A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election to the Board of each of the director nominees listed in Proposal ONE, “FOR” Proposal TWO, “FOR” Proposal THREE and “FOR” Proposal FOUR.
If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy.
Other Matters to Be Voted on at the Annual Meeting
The Board is not currently aware of any business to be acted on at the Annual Meeting other than that which is described in the Notice and this proxy statement. If, however, other matters are properly brought to a vote at the Annual Meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the Annual Meeting, the persons designated as proxies will have discretion to vote on that proposal.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board, upon the recommendation of the Nominating & Corporate Governance Committee, has nominated the following individuals for election as Class III directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at our 2029 Annual Meeting of Stockholders, and until their successor shall have been elected and qualified or until their earlier death, resignation or removal:
Gayle Burleson

Robb L. Voyles
All of the nominees are currently directors of the Company and each of the nominees’ terms are expiring at the Annual Meeting. Since fewer nominees are named for director than the number fixed by the Company’s governing documents, the proxies cannot be voted for a greater number of persons than the number of nominees named. The Company’s stockholders are not being asked to vote separately on an amendment to the Company’s governing documents to reduce the size of the Board because the Company’s governing documents delegate the power to reduce the size of the Board solely to the Board and not to the Company’s stockholders.
If Ms. Burleson and Mr. Voyles are re-elected to the Board, the size of the Board will be eight members. Biographical information for each director nominee is contained in the “Directors and Executive Officers” section below.
The Board has no reason to believe that its director nominees will be unable or unwilling to serve if elected. If a director nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board recommends.
Vote Required
The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of the election of directors.
Recommendation
The Board unanimously recommends that stockholders vote FOR the election to the Board of each of the director nominees.

DIRECTOR NOMINEES
The Board has determined that its current composition provides a balanced mix of expertise, including with respect to the energy and logistics sectors, public company management, financial acumen and other expertise and diversity of ideas. The Board believes that each director nominee possesses the leadership, experience, qualifications, attributes and skills to make significant contributions to the Board, our stockholders and the Company as a whole. Additionally, the information detailed below specifies each nominee’s experience, qualifications, attributes and skills the Board considered in concluding that the nominee should serve as a director. There are no family relationships between any of our executive officers or directors.

Gayle Burleson Age: 60 Director Since: 2023 Committee Membership: Audit Committee and Compensation Committee
Gayle Burleson has served as a member of our Board since March 2023 and currently serves on our Audit Committee and as chair of our Compensation Committee. Ms. Burleson served as a director of Brigham Minerals from January 2022 until its merger with Sitio Royalties in December 2022, and served as a director until its sale to Viper Energy, Inc. in November 2025. Ms. Burleson has served as a director for Select Water Solutions, Inc. since 2021, and previously served as a director for privately held Chisholm Energy Holdings, LLC from May 2021 until its acquisition by Earthstone Energy, Inc. (NYSE: ESTE) in February 2022. Ms. Burleson was most recently with Concho Resources Inc. (NYSE: CXO) (“Concho”) as the Senior Vice President of Business Development and Land and held that position from May 2017 until Concho’s acquisition by ConocoPhillips in January 2021. She was employed for 15 years at Concho in various roles and capacities with ever-increasing leadership responsibilities. Prior to joining Concho, Ms. Burleson served in a number of engineering and operations positions with BTA Oil Producers, LLC, Mobil Oil Corporation, Parker & Parsley Petroleum Company and Exxon Corporation. Ms. Burleson received her B.S. in Chemical Engineering from Texas Tech University.

Relevant Skills and Expertise:

Ms. Burleson was appointed to our Board in March 2023 in connection with our initial public offering (our “IPO”) and has extensive knowledge and experience in the energy industry, business development and innovation, public company governance and leadership.

Robb L. Voyles Age: 68 Director Since: 2023 Committee Membership: Audit Committee and Nominating and Corporate Governance Committee
Robb L. Voyles has served as a member of our Board since March 2023 and currently serves as chair of our Audit Committee. Mr. Voyles has served as a Mediator, Arbitrator, on our Nominating and Corporate Governance Committee and a Referee/Special Master with JAMS, the largest private provider of alternative dispute resolution services worldwide since 2021. He has served as a consultant for Superior Energy Services, a privately held oil field service company, since November 2024. Mr. Voyles previously served as Executive Vice President, Secretary and Chief Legal Officer at Halliburton from 2014 through 2021, where he led the company’s litigation, commercial law, mergers and acquisitions, intellectual property, labor and employment and ethics and compliance departments. He was also responsible for Halliburton’s corporate governance, directed its enterprise risk management program and guided the company’s sustainability and ESG design, practices and reporting. Mr. Voyles also served as Halliburton’s interim Chief Financial Officer in 2017. Prior to his tenure at Halliburton, Mr. Voyles spent 26 years with Baker Botts L.L.P., where he was a senior partner and the global chair of the litigation department. Mr. Voyles earned a Juris Doctor degree from the University of Michigan Law School and a Bachelor of Business Administration in accounting from the University of Dayton.

Relevant Skills and Expertise:

Mr. Voyles was appointed to our Board in March 2023 in connection with our IPO and has vast experience in the oil field services industry and with corporate governance and legal matters.

INCUMBENT DIRECTORS AND EXECUTIVE OFFICERS
The directors and executive officers of the Company are:

Name	Age	Title
Ben M. “Bud” Brigham	66	Executive Chairman and Director
John Turner	54	President and Chief Executive Officer and Director
Blake McCarthy	41	Chief Financial Officer
Dathan C. Voelter	54	General Counsel and Secretary
Gayle Burleson	60	Director
Stacy Hock	49	Director
John Michael “Mike” Howard	52	Director
A. Lance Langford	63	Director
Mark P. Mills	71	Director
Douglas Rogers	67	Director
Robb L. Voyles	68	Director

Set forth below is biographical information about each of our directors and executive officers.
Ben M. “Bud” Brigham—Executive Chairman and Director. Mr. Brigham is our founder and has served as the Executive Chairman of the Board since our inception in 2017, and served as our Chief Executive Officer from August 2022 until March 2024. Mr. Brigham has founded several upstream energy enterprises, including Brigham Exploration Company (“Brigham Exploration”) in 1990, which completed its initial public offering in 1997. Mr. Brigham served as its President, Chief Executive Officer and Chairman of the board of directors until its sale to Statoil ASA (“Statoil”) in December 2011.
In 2012, Mr. Brigham founded Anthem Ventures, LLC (“Anthem Ventures”), a family office. In that same year he and others founded Brigham Resources Operating, LLC, which was subsequently sold to Diamondback Energy, Inc. (NASDAQ: FANG) in 2017. In 2012 he also co-founded Brigham Minerals, Inc. (“Brigham Minerals”) to pursue mineral acquisitions in top-tier domestic shale resource plays. Brigham Minerals completed its IPO in 2019, and Mr. Brigham served as its Executive Chairman until its merger with Sitio Royalties Corp. (NYSE: STR) (“Sitio Royalties”) in 2022.
In 2017, Mr. Brigham founded Brigham Exploration Company, LLC (the second entity founded by Mr. Brigham with such name) (“Brigham Exploration LLC”), a non-operating company focused on the Permian Basin. BEXP I, LP (“BEXP I”) was initially funded with Mr. Brigham’s capital, with subsequent investments by friends and family and a large institution. In the fourth quarter of 2021, new acreage and working interest acquisitions ceased in BEXP I, and BEXP II, LP commenced acreage and working interest acquisitions, with a larger capitalization including most of the BEXP I participants as well as additional institutions.
In 2022, he was a co-founder of Langford Energy Partners LLC, which pursues the acquisition, development and optimization of operated oil and gas properties in top-tier shale resource plays. In 2023, he co-founded Brigham Royalties, a private enterprise pursuing mineral interests primarily in the Permian Basin.
Prior to founding Brigham Exploration in 1990, Mr. Brigham served for six years as an exploration geophysicist with Rosewood Resources, Inc., an independent oil and natural gas exploration and production company, and as a seismic data processing geophysicist for Western Geophysical, a provider of 3D seismic services. Mr. Brigham earned a Bachelor of Science in Geophysics from the University of Texas at Austin. Mr. Brigham has served as a member of the National Petroleum Council and The Bureau of Economic Geology Visiting Committee. Mr. Brigham was inducted into the All American Wildcatters in April 2012 and into the Hart Energy Hall of Fame in November 2023.
John Turner—President and Chief Executive Officer and Director John Turner has served as our Chief Executive Officer since March 2024, as our President since November 2022 and was appointed to our Board in August 2024. Mr. Turner previously served as our Chief Financial Officer from April 2017 to May 2024. Mr. Turner has over 20 years of oil and natural gas industry experience. Prior to assuming his current role, Mr. Turner worked in various capacities for both public and private entities, with a focus on corporate finance, business development and strategic planning, including as Chief Financial Officer of Brigham Exploration LLC, Chief Financial Officer of Mediterranean Resources, LLC and Vice President of Brigham Exploration. Mr. Turner received a Bachelor of Business Administration and a Master of Business Administration from the McCombs School of Business at the University of Texas at Austin.

Blake McCarthy—Chief Financial Officer. Blake McCarthy has served as our Chief Financial Officer since May 2024. Mr. McCarthy is a seasoned executive with more than 15 years of experience serving in various oil and gas finance, investing, and public company roles. Prior to joining the Company, Mr. McCarthy spent seven years serving in various operational and financial roles at NOV, Inc. (NYSE: NOV) (“NOV”), most recently as President of NOV Grant Prideco and Vice President of Corporate Development and Investor Relations. Prior to joining NOV, Mr. McCarthy was a principal investor with Citadel Global Equities, covering the global oil and gas industry with a specific focus on the oilfield services sector. Prior to Citadel, Mr. McCarthy was an investment banker with Simmons & Company International. Mr. McCarthy received an A.B. degree from Princeton University.
Dathan C. Voelter—General Counsel and Secretary. Dathan C. Voelter currently serves as our General Counsel and Secretary and served previously as our Deputy General Counsel and Secretary from April 2019 until his promotion to his current role in December 2021. Prior to joining us, Mr. Voelter served as Managing Counsel and Assistant Secretary of Andeavor and its midstream subsidiary, Andeavor Logistics LP, from September 2017 until February 2019, shortly after they were acquired by Marathon Petroleum Corp. (NYSE: MPC). Mr. Voelter also served as Associate General Counsel and Chief Compliance Officer of Itron, Inc. (NASD: ITRI) from 2016 to 2017 and held various executive leadership roles at Freescale Semiconductor Ltd. (NYSE: FSL) including Vice President and Chief Securities, Ethics and Compliance Counsel from 2005 until 2016, shortly after Freescale was acquired by NXP Semiconductors N.V. (NASDAQ: NXPI). Previously, Mr. Voelter was an attorney with Vinson & Elkins L.L.P. and he started his professional career as a public accountant with Coopers & Lybrand, L.L.P. Mr. Voelter received a Bachelor of Business Administration in International Business from the University of Texas at Austin and a Doctor of Jurisprudence summa cum laude from Baylor University School of Law.
Gayle Burleson—Director. Please see Ms. Burleson’s biography and related information set forth under the section titled “Director Nominees.”
Stacy Hock—Director. Stacy Hock has served as a member of our Board since March 2023 and currently serves on our Nominating & Corporate Governance Committee. Since 2008, Ms. Hock has been a private investor and philanthropist. Ms. Hock served on the board of directors of Brigham Minerals from January 2022 until its merger with Sitio Royalties in December 2022. Since 2015, Ms. Hock has served on the boards of Aminex Therapeutics, a privately held clinical stage drug development company, and the Texas Public Policy Foundation.
Since 2016, she has served on multiple boards associated with the University of Texas, including the Blanton Museum of Art National Leadership Board, the University of Texas at Austin McCombs MBA Advisory Board and the University of Texas School of Civic Leadership. In 2021, Ms. Hock joined the University of Austin Board of Advisors. In July 2023, Governor Abbott appointed Ms. Hock to serve on the Texas Higher Education Coordinating Board. In September 2024, Ms. Hock joined the Board of Directors of the American Federation of Children. Ms. Hock previously held senior management positions in the software industry, including IBM’s WebSphere Software Services business. Ms. Hock received her B.S. in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology and her M.B.A from the University of Texas at Austin. Ms. Hock was appointed to our Board in March 2023 in connection with our IPO due to her finance and investment experience as a private investor.
John Michael “Mike” Howard—Director. Mike Howard has served as a member of our Board since February 2024 and currently serves on our Nominating and Corporate Governance Committee and Compensation Committee. Mr. Howard has served as the Chairman and Chief Executive Officer of Howard Midstream Energy Partners, LLC, a privately held energy infrastructure company operating assets across four U.S. states and Mexico, since he founded it in 2011. Mr. Howard has more than 30 years of experience in the midstream energy sector. Prior to founding Howard Midstream Energy Partners, Mr. Howard served as President of the company’s largest midstream subsidiary at Energy Transfer Partners (NYSE: ETP and ETE), where he was responsible for operations, engineering, commercial development, regulatory compliance, human resources and information technology. Earlier in his career, Mr. Howard spent ten years with Duke Energy Field Services (now DCP Midstream, a part of Phillips 66 (NYSE: PSX)), where he held operational, engineering and asset management roles overseeing the development and operation of large-scale energy infrastructure. He currently serves on the board of directors of Jonah Energy LLC, a privately held natural gas producer, and was recently appointed to the National Petroleum Council, an advisory body to the U.S. Secretary of Energy. Mr. Howard holds a Bachelor of Science degree in Chemical Engineering from Texas A&M University-Kingsville, where he was named a Distinguished Alumnus. Mr. Howard was appointed to our Board due to his extensive operational and financial leadership experience and deep knowledge of the energy industry.
A. Lance Langford—Director. A. Lance Langford has served as a member of our Board since March 2023 and currently serves on our Compensation Committee and as chair of our Nominating & Corporate Governance Committee.

Mr. Langford served on the board of managers of Atlas Sand Company, LLC, the pre-IPO predecessor of the Company (“Atlas LLC”), since 2018, and previously served as a director of Brigham Minerals from August 2020 until its merger with Sitio Royalties in December 2022. Mr. Langford has over 30 years of oil and gas industry experience. He has served as the Chief Executive Officer of Langford Energy Partners I, LLC since 2020. He is also a co-founder and has served as a member of the general partner of Brigham Royalties Fund I, LP since 2023. Previously, he was the Chief Executive Officer, Co-Founder, and director of Luxe Energy LLC and Luxe Minerals LLC from 2015 to 2020. Prior to that, Mr. Langford served as Senior Vice President for Equinor ASA (formerly named Statoil ASA) from 2011 to 2015. From 1995 to 2011, Mr. Langford built and led Brigham Exploration’s engineering, operations, marketing and midstream departments, ultimately serving as Executive Vice President—Operations at the time the company was purchased by Statoil. He started his engineering career with Burlington Resources Inc. from 1987 to 1995. Mr. Langford earned a Bachelor of Science in Petroleum Engineering from Texas Tech University. Mr. Langford was appointed to our Board in March 2023 in connection with our IPO in light of his knowledge of the energy industry and familiarity and experience with Atlas LLC.
Mark P. Mills—Director. Mark P. Mills has served as a member of our Board since March 2023 and currently serves on our Compensation Committee and Audit Committees. Mr. Mills has been a distinguished senior fellow at the Texas Public Policy Foundation, is executive director of its National Center for Energy Analytics and was previously a senior fellow at the Manhattan Institute, an economics and policy research institute, and a faculty fellow at Northwestern University’s McCormick School of Engineering and Applied Science since 2014. He has also served as a strategic non-operating partner with Montrose Lane (an energy-tech venture fund) since 2017, and Chief Executive Officer of Digital Power Capital LLC, a boutique venture fund he co-founded in 2001 (which ceased operation in 2009). Previously, Mr. Mills was chairman and Chief Technology Officer of ICx Technologies, Inc., from 2005 to 2008, aiding in its public offering in 2007. Mr. Mills served in the White House Science Office under President Reagan and subsequently provided science and technology policy counsel to a variety of private-sector firms, the Department of Energy and U.S. research laboratories. Mr. Mills was a technology advisor for Bank of America Securities, Inc. and coauthor of the Huber-Mills Digital Power Report, a tech investment newsletter. Early in his career, Mr. Mills was an experimental physicist and development engineer at Bell Northern Research (Canada’s Bell Labs) and at the RCA David Sarnoff Research Center on microprocessors, fiber optics and missile guidance, earning several patents for his work. In 2016, Mr. Mills was named “Energy Writer of the Year” by the American Energy Society. Mr. Mills holds a degree in physics from Queen’s University, Ontario, Canada. Mr. Mills was appointed to our Board in March 2023 in connection with our IPO in light of his management skills and knowledge of the energy and the technology industries.
Douglas G. Rogers—Director. Douglas G. Rogers has served as a member of our Board since March 2023. Mr. Rogers served on the board of managers of Atlas LLC since 2018. Since 2015, Mr. Rogers has served as the Executive Director and Secretary/Treasurer of The Sealy & Smith Foundation, a charitable organization that has provided John Sealy Hospital and the University of Texas Medical Branch with over $1 billion in funding in furtherance of its mission to provide healthcare on Galveston Island, Texas. Mr. Rogers is also a member of the board of directors of The Sealy & Smith Foundation. Mr. Rogers holds a Bachelor of Business Administration degree from Texas A&M University. Mr. Rogers was appointed to our Board in March 2023 in connection with our IPO as a representative of The Sealy & Smith Foundation and because of his background in banking, real estate and investments.
Robb L. Voyles—Director. Please see Mr. Voyles’s biography and related information set forth under the section titled “Director Nominees.”

CORPORATE GOVERNANCE
This section describes key corporate governance guidelines and practices that the Board has adopted in accordance with the corporate governance rules of the New York Stock Exchange (“NYSE”), as applicable, which serve as a flexible framework within which the Board and its committees operate. Complete copies of our Corporate Governance Guidelines (the “Corporate Governance Guidelines”), the charters of the Board committees, and our Corporate Code of Business Conduct and Ethics (the “Code”), described below, are available under “Governance Documents” on the Governance page of the Investors section of our website at https://ir.atlas.energy/corporate-governance. Alternatively, you can request a copy of any of these documents free of charge by writing to us via post at: Atlas Energy Solutions Inc., Attn.: Investor Relations, 5918 W Courtyard Drive, Suite 500, Austin, Texas 78730, or by calling (512) 220-1200. Information on or accessible through our website is not incorporated by reference in this proxy statement.
Composition of the Board of Directors
The Board currently consists of nine members.
The A&R Stockholders’ Agreement (as defined below under the section titled “Certain Relationships and Related Party Transactions—Stockholders’ Agreement”) provides Mr. Brigham or his affiliates with the right to designate certain numbers of nominees to the Board so long as our Principal Stockholders (as defined below) and their affiliates collectively beneficially own specified percentages of the outstanding shares of Common Stock. Additionally, the A&R Stockholders’ Agreement provides that these Principal Stockholders agree to cause their respective shares of Common Stock to be voted in favor of the election of each of the director nominees designated by Mr. Brigham or his affiliates. Based on the beneficial ownership of the Principal Stockholders as of the Record Date, Mr. Brigham has the right to designate up to four directors to serve on our Board.
In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.
Our directors are divided into three classes serving staggered three-year terms. Our Class III directors, assuming they are reelected at the Annual Meeting, will serve until our annual meeting of stockholders in 2029. Our Class I and Class II directors will serve until the annual meetings of stockholders in 2027 and 2028, respectively. Messrs. Brigham, Howard and Turner are assigned to Class I, Messrs. Rogers, Mills and Langford are assigned to Class II and Mses. Burleson and Hock and Mr. Voyles are assigned to Class III. Ms. Hock will no longer serve on the Board after her term expires at the Annual Meeting. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of the Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board.
Director Independence
We adhere to the rules of the NYSE in determining a director’s independence. The Board consults with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards define an “independent director” as a person that, in the opinion of the issuer’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). In determining whether a director has any material relationship to the Company, the Board considers a number of factors, including the nature of any personal friendships or relationships among directors and members of management. The Board has determined that Messrs. Howard, Langford, Mills and Voyles and Mses. Burleson and Hock are independent within the meaning of NYSE listing standards currently in effect and within the meaning of applicable securities laws. Our independent directors will have at least one executive session per year at which only independent directors are present.
In connection with its assessment of the independence of each non-management director, the Board also determined that:
•
Each of Messrs. Voyles and Mills and Ms. Burleson is independent as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the standards set forth by the NYSE applicable to members of the Audit Committee; and

•	Each of Messrs. Howard, Langford and Mills and Mses. Burleson and Hock is independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

Board Leadership Structure and Role in Risk Oversight
The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer and/or to appoint an Independent Lead Director in any manner that it determines to be in the best interest of the Company and its stockholders at any point in time. The Board reviews its leadership structure periodically as part of its annual self-assessment process and monitors developments in corporate governance.
During 2023, the Board combined the roles of Chairman of the Board and Chief Executive Officer, which were both held by Mr. Brigham. In March 2024, the Board appointed John Turner, the Company’s President and Chief Financial Officer at the time, to the role of Chief Executive Officer. Mr. Brigham continues to serve as our Executive Chairman. The Board believes that Mr. Brigham is best situated to serve as Executive Chairman, as he is the director most familiar with the Company’s business and industry and is most capable of effectively identifying strategic priorities and leading the consideration and execution of the Company’s strategy. The Board believes that the current Board committee structure provides effective independent oversight of management and streamlines accountability and direction for Company performance because the Board’s independent directors bring experience, oversight, and expertise from outside of the Company while Mr. Brigham, Mr. Turner and Mr. Rogers bring Company-specific experience, expertise, and leadership.
The Board oversees the risk management activities designed and implemented by our management. The Board does not anticipate having a standing risk management committee, but rather executes its oversight responsibility both directly and through its existing committees. The Board also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, are primarily responsible for managing the risks associated with the operation and business of the Company and provide appropriate updates to the Board and the Audit Committee. The Board has encouraged management to consider the appropriate use of artificial intelligence (“AI”) in applicable areas of the Company’s business and intends to implement governance structures to manage risks and ensure responsible use of AI. The Board delegates to the Audit Committee oversight of its risk management process, and our other Board committees also consider risks as they perform their respective committee responsibilities. All Board committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise risk. The Company has in place an annual enterprise risk management (“ERM”) program that involves legal and internal audit teams consulting with key stakeholders to identify significant areas of risk and short- and long-term mitigation strategies for each area. The ERM results are presented to the Audit Committee and the Board.
Meetings of the Board of Directors
The Board oversees the Company’s business. It establishes overall policies and standards and reviews the performance of management. During 2025, the Board held 4 regular meetings and 4 special meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served in each case held during the period for which they were a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders, but we do not have a policy regarding director attendance.
The outside directors meet from time to time in executive session without management present. Our Corporate Governance Guidelines provide that if the non-management directors include directors who are not independent under the listing requirements of the NYSE, then at least once a year, there should be an executive session including only independent directors. Any director chosen by the Board (based on the recommendation of the Nominating & Corporate Governance Committee) to preside at these meetings will have the authority to call meetings of the independent directors and will be responsible for preparing an agenda for the meetings of the independent directors in executive session.
2025 Annual Meeting of Stockholders
The Company does not have a formal policy regarding director attendance at our annual meetings of stockholders. Bud Brigham, Lance Langford and John Turner, or 33% of our then-serving directors, attended the 2025 Annual Meeting of Stockholders.
Committees of the Board of Directors
The committees of the Board include an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee and other committees formed by the Board from time to time for special purposes as designated by the Board.

Audit Committee
Rules implemented by the NYSE and the SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act, subject to transitional relief during the one-year period following the completion of the IPO. The Audit Committee consists of Messrs. Voyles and Mills and Ms. Burleson, who are all independent under the rules of the SEC and listing standards of the NYSE. Mr. Voyles serves as chairman of the Audit Committee. As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her expertise, possesses the attributes outlined in such rules. Mr. Voyles satisfies the definition of “audit committee financial expert.”
The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board, including the selection of the Company’s independent accountants, the scope of its annual audits, fees to be paid to the independent accountants, the performance of its independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We maintain an Audit Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE or market standards, including:
•	pre-approval, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm;
•	review and oversight of the process of preparing the financial statements and performing the annual audit;
•	review and approval of the financial statements and recommendation to include the financial statements in the annual report to stockholders;
•	oversight of the internal audit director and the activities and structure of the internal audit function;
•
review with management and the independent qualified reserve evaluator or auditor of the estimates of the Company’s mineral reserves and any audit of such estimates, and approval of the filing of reserve data and the report of the independent qualified reserve evaluator or auditor;

•	review of all Company earnings press releases and any financial information and earnings guidance to be provided to analysts and rating agencies;
•	approval or ratification of any related party transactions pursuant to the Company’s Related Persons Transactions Policy; and
•	review and oversight of the adequacy and effectiveness of the Company’s disclosure controls and procedures.
During 2025, the Audit Committee met 8 times.
Compensation Committee
The members of the Compensation Committee are Messrs. Howard, Langford and Mills and Mses. Burleson and Hock. Ms. Burleson serves as chair of the Compensation Committee.
The Board has determined that each of Messrs. Howard, Langford and Mills and Mses. Burleson and Hock are independent. Ms. Hock will no longer serve on the Board or the Compensation Committee when her term expires at the Annual Meeting. We maintain a Compensation Committee Charter, which details the principal functions of the Compensation Committee, including:
•
review and approval on an annual basis of the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	review and approval of the compensation of all of the other Section 16 executive officers;
•	review of the executive compensation policies and plans;
•	implementation and administration of the incentive compensation equity-based remuneration plans;
•	assisting management in its compliance with the proxy statement and annual report disclosure requirements;

•	approval of all special perquisites, special cash payments and other special compensation and benefit arrangements for the executive officers and employees;
•	preparation of a report on executive compensation to be included in the annual proxy statement; and
•	review, evaluation and recommendation of changes, if appropriate, to the remuneration for directors.
The Compensation Committee Charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee must consider the independence of each such adviser, including the factors required by NYSE and the SEC.
During 2025, the Compensation Committee met 5 times.
Nominating & Corporate Governance Committee
The members of the Nominating & Corporate Governance Committee (the “Nominating & Corporate Governance Committee”) are Messrs. Howard, Langford and Voyles and Ms. Hock. Mr. Langford serves as chairman of the Nominating & Corporate Governance Committee. The Board has determined that each of Messrs. Howard, Langford and Voyles and Ms. Hock are independent. Ms. Hock will no longer serve on the Board or the Nominating & Corporate Governance Committee when her term expires at the Annual Meeting.
The Nominating & Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating & Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others. We maintain a Nominating & Corporate Governance Committee Charter, which details the principal functions of the Nominating & Corporate Governance Committee, including:
•
identification of individuals qualified to become members of the Board, consistent with the criteria that the Board has approved, and recommendation to the Board of persons to be nominated by the Board for election as directors at the annual meeting of stockholders or to be appointed by the Board to fill any vacancies on the Board;

•	periodic review of the criteria for the nomination of director candidates and approval of changes to the criteria as appropriate;
•	annual review of any relationships between the Company and each director for consideration by the Board in its determinations regarding director independence;
•	annual review of the Board and committee structure, including any need for changes in the number or composition of the Board or its committee structure;
•	review and periodic reassessment of the adequacy of the Corporate Governance Guidelines and recommendation of any proposed changes to the Board for approval;
•	review of management’s monitoring of the Company’s compliance programs and our Code, including a report of violations and waivers of the Code; and
•	annual preparation and administration of Board and committee evaluations to assess the performance of the Board, the Board’s committees and management.
During 2025, the Nominating & Corporate Governance Committee met 4 times.
Guidelines for Selecting Director Nominees
Although the Nominating & Corporate Governance Committee does not maintain a formal list of qualifications, the guidelines for selecting nominees generally provide that persons to be nominated:
•	should have demonstrated notable or significant achievements in business, education or public service;
•
should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and an intense dedication to serving the interests of the stockholders.

The Nominating & Corporate Governance Committee considers a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nominating & Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific needs of the Board that arise from time to time and also considers the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nominating & Corporate Governance Committee does not consider diversity of the Board when identifying and evaluating director nominees. The Nominating & Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.
Stockholders Recommendations to the Board of Directors
Stockholders who wish to recommend individuals to the Nominating & Corporate Governance Committee for consideration as potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials as required by the Amended and Restated Bylaws of the Company (the “Bylaws”), to the Corporate Secretary at Atlas Energy Solutions Inc., 5918 W Courtyard Drive, Suite 500, Austin, Texas 78730. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating & Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholder Communications with the Board of Directors
The Board has a process for stockholders and others to send communications to the Board or any director, including the Chair of our Audit Committee. All such communications should be sent by email to board@atlas.energy, if to the Board or any particular director, or auditcommittee@atlas.energy if to the Chair of our Audit Committee, or by mail addressed to the Board or any particular director at c/o Corporate Secretary, Atlas Energy Solutions Inc., 5918 W Courtyard Drive, Suite 500, Austin, Texas 78730. All appropriate communications received by the Company’s Corporate Secretary will be sent to the Board or the director, as applicable.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serve on the board or compensation committee of a company that has an executive officer that serves on the Board or Compensation Committee. No member of the Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.
Corporate Code of Business Conduct and Ethics
The Board has adopted our Code, which is applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. The Code provides a broad set of legal and ethical principles intended to guide our employees in the performance of their duties and covers topics such as conflicts of interest, record keeping, gifts and gratuities, use of Company resources, business and trade practices, compliance with insider trading laws, health, safety and environmental policies, discrimination and harassment, confidentiality and political activity. We periodically review and, as necessary, revise the Code in accordance with good corporate governance practices. All directors, officers and employees are expected to act ethically and in compliance with Company policies and the Code. Any waiver of this code may be made only by the Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. If an amendment to the Code is made, appropriate disclosure will be made within four business days after the amendment has been made as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE, including by posting any applicable amendment or waiver on our website. The Code is available on our Investor Relations website at ir.atlas.energy under the heading “Governance Documents” under the “Governance” tab.

Corporate Governance Guidelines
The Board is committed to sound principles of corporate governance and has established Corporate Governance Guidelines that it believes are consistent with our core values and that assist the Board in effectively exercising its responsibilities. The Corporate Governance Guidelines provide a framework for our Company’s governance and the Board’s activities, covering such matters as director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual performance evaluations of the Board and its committees, and other corporate governance practices and principles. Our Board is required to periodically, and at least annually, review and, as appropriate, revise the Corporate Governance Guidelines to ensure that they reflect the Board’s corporate governance objectives and commitments. The Corporate Governance Guidelines are available on our Investor Relations website at ir.atlas.energy under the heading “Governance Documents” under the “Governance” tab.
Policy on Trading, Pledging and Hedging of Company Stock
We maintain an insider trading policy that, among other things, prohibits officers, including our named executive officers, directors and employees from engaging in “hedging” transactions with respect to our securities. This includes short sales, hedging of share ownership positions, transactions in straddles, collars or other similar risk reduction or hedging devices, and transactions involving derivative securities relating to our common stock. In addition, our insider trading policy also prohibits them from pledging Company securities as collateral for a loan that exceeds 15% of the market value of the pledged Company securities. The Compensation Committee believes that it effectively balances the risk of significant reductions of ownership due to a margin call and the desire for our Legacy Owners (as defined below) to maintain substantial ownership positions while retaining the ability to make independent financial decisions; however, the Audit Committee regularly reviews the pledging policy and its suitability for the Company.
Stockholder Engagement
In 2025, we began a stockholder outreach and engagement program through which we discussed and sought feedback on our corporate governance and executive compensation practices. We established our outreach and engagement program to help us understand our stockholder’s priorities and perspective, facilitate dialogue to discuss our initiatives and solicit constructive feedback. During the fall and winter of 2025, we contacted our top 25 stockholders (excluding individuals) representing over 50% of our outstanding Common Stock and held meetings with all stockholders that accepted our invitation representing nearly 27% of our outstanding Common Stock. The key issues we discussed with our stockholders and general sentiments are as follows:
•	Corporate Governance
○	The Audit Committee’s role in oversight of, and rationale for, the Company’s pledging policy.
•	Many stockholders also appreciate the significant ownership positions of our executives and were pleased to see the continued alignment with stockholders.
○
The Board’s and Nominating & Corporate Governance Committee’s ongoing consideration of the classification of the Board, the supermajority vote requirement to enact certain changes to the Company’s governing documents.

•	Many investors appreciated the fact that Atlas is a relatively new public company and recognized that shareholder rights provisions evolve over time as companies mature.
○	The Board’s and Nominating & Corporate Governance Committee’s consideration of a lead independent director role.
•	Additional details on the rationale for our current structure can be found in the Board Leadership Structure and Role in Risk Oversight section.
•	Executive Compensation Practices
○	The Compensation Committee’s design of our LTI and STI, with a particular focus on alignment of interests between participants in the LTI and STI and our stockholders.
○	The Compensation Committee’s selection of performance STI performance metrics.
○	The Compensation Committee’s evaluation of the discretionary portion of our STI.

We reported the results of our stockholder outreach and engagement program to our Board, Compensation Committee and Nominating & Corporate Governance Committee. We intend to continue our stockholder outreach and engagement program annually.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of our directors, director nominees or one of our executive officers;
•	any person who is known by us to be the beneficial owner of more than 5.0% of our Common Stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our Common Stock and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5.0% of our Common Stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

We have adopted a written related party transactions policy (the “RPT Policy”) pursuant to which the Audit Committee of the Board will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Furthermore, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
For all Related Party Transactions during 2025 that were required to be reported in “Certain Relationships and Related Party Transactions,” the procedures described above were followed. Since January 1, 2025, the Company has been a party to or participated in the following Related Party Transactions:
Anthem Ventures, LLC
Anthem Ventures provides us with transportation services. Anthem Ventures is owned and controlled by our Executive Chairman, Ben M. “Bud” Brigham. During the year ended December 31, 2025, we made payments equal to approximately $0.1 million to Anthem Ventures for these services. As of December 31, 2025, we did not have an outstanding accounts payable with Anthem Ventures. As of December 31, 2025, we had de minimis prepaid expenses with Anthem Ventures.
Additionally, we invoice Anthem Ventures for reimbursement of services provided by an employee of the Company. As of December 31, 2025, our outstanding accounts receivable to Anthem Ventures was $0.1 million.
Brigham Land Management LLC
Brigham Land Management LLC (“Brigham Land”) provides us with landman services for certain of our projects and initiatives. The services are provided on a per hour basis at market prices. Brigham Land is owned and controlled by Vince Brigham, an advisor to the Company and the brother of our Executive Chairman, Ben M. “Bud” Brigham. During the year ended December 31, 2025, we made payments equal to approximately $0.6 million to Brigham Land for these services. As of December 31, 2025, we had de minimis outstanding accounts payable to Brigham Land.
In a Good Mood, LLC
In a Good Mood, LLC (“In a Good Mood”) provides the Company with access, at cost, to reserved space in the Moody Center in Austin, Texas for concerts, sporting events and other opportunities as a benefit to our employees and for business entertainment. In a Good Mood is owned and controlled by our Executive Chairman, Ben M. “Bud” Brigham. During the year ended December 31, 2025, we made payments equal to approximately $0.2 million to In a Good Mood for this access. As of December 31, 2025, we did not have an outstanding accounts payable balance to In a Good Mood.

The Sealy & Smith Foundation
Atlas LLC entered into a royalty agreement associated with its leased property located in Kermit, Texas and a mining agreement associated with its leased property located in Monahans, Texas, in each case, with The Sealy & Smith Foundation (“Sealy & Smith”), which is a greater than 10% owner of our Common Stock, and of which Douglas M. Rogers, a member of our Board, is the Executive Director, Secretary/Treasurer and a member of the board of directors.
The royalty agreement associated with the Kermit facility terminated on the date of our IPO pursuant to the terms of the agreement. Under the mining agreement associated with the Monahans facility, we are committed to pay royalties on product sold from that facility and are required to pay a minimum royalty of $1.0 million for any lease year following our IPO. Royalty expense associated with these agreements is recorded as the product is sold and is included in cost of sales. For the year ended December 31, 2025, the royalty expense associated with these agreements was approximately $10 million and totaled approximately 1.3% of cost of sales.
Registration Rights Agreement
In connection with the closing of the IPO, the Company’s public company predecessor, AESI Holdings Inc. (f/k/a Atlas Energy Solutions Inc.) (“Old Atlas”) entered into a registration rights agreement with certain holders who previously held membership interests in Atlas LLC (the “Legacy Owners”), including Ben M. “Bud” Brigham and Gregory Shepard (the “Original Registration Rights Agreement”), covering, in the aggregate, approximately 38.4% of the Class A and Class B common stock of Old Atlas on a combined basis. Pursuant to the Original Registration Rights Agreement, Old Atlas agreed to register under the U.S. federal securities laws the offer and resale of shares of Old Atlas Class A common stock by such Legacy Owners or certain of their respective affiliates or permitted transferees under the Original Registration Rights Agreement.
On October 2, 2023, in connection with its reorganization under a new public company (the “Up-C Simplification”), the Company entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) with Old Atlas and certain stockholders identified on the signature pages thereto, including Ben M. “Bud” Brigham. The A&R Registration Rights Agreement was entered into in order to, among other things, provide for the assumption of Old Atlas’s obligations thereunder by the Company. The A&R Registration Rights Agreement is substantially similar to the Original Registration Rights Agreement but contains certain administrative and clarifying changes to reflect the transition from a dual class capital structure to a single class of common stock as part of the Up-C Simplification. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. These registration rights will be subject to certain conditions and limitations.
Stockholders’ Agreement
In connection with the closing of the IPO, Old Atlas entered into a stockholders’ agreement (the “Original Stockholders’ Agreement”) with certain of our Legacy Owners, including Ben M. “Bud” Brigham, John Turner, Chris Scholla, Dathan C. Voelter, A. Lance Langford and his spouse, Brenda L. Langford, and Stacy Hock and her spouse, Joel Hock (the “Principal Stockholders”). Among other things, the Original Stockholders’ Agreement provides our Executive Chairman, Ben M. “Bud” Brigham, the right to designate a certain number of nominees for election or appointment to our Board as described below according to the percentage of common stock held by such Principal Stockholders.
Pursuant to the Original Stockholders’ Agreement, Old Atlas was required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election or appointment of the nominees designated by Mr. Brigham or his affiliates, and each of the Principal Stockholders agreed to cause its respective shares of Old Atlas common stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates. Mr. Brigham or his affiliates will be entitled to designate the replacement for any of his respective board designees whose board service terminates prior to the end of such director’s term.
The Original Stockholders’ Agreement provides Mr. Brigham the right to designate nominees for election to the Company’s board of directors as follows:
•
so long as the Principal Stockholders collectively beneficially own greater than 50% of the common stock, Mr. Brigham or his affiliates will have the right to determine the size of the Board and designate all members of the Board, including the right to designate all individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company;

•
so long as the Principal Stockholders collectively beneficially own at least 35% but not greater than 50% of the common stock, Mr. Brigham or his affiliates will have the right to designate four members of the Board, including the right to designate four individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company;

•
so long as the Principal Stockholders collectively beneficially own at least 25% but not greater than 35% of the common stock, Mr. Brigham or his affiliates will have the right to designate three members of the Board, including the right to designate three individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company;

•
so long as the Principal Stockholders collectively beneficially own at least 10% but not greater than 25% of the common stock, Mr. Brigham or his affiliates will have the right to designate two members of the Board, including the right to designate two individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company; and

•
so long as the Principal Stockholders collectively beneficially own at least 5% but not greater than 10% of the common stock, Mr. Brigham or his affiliates will have the right to designate one member of the Board, including the right to designate one individual to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company.

In addition, the Original Stockholders’ Agreement provides that for so long as Mr. Brigham or any of his affiliates is entitled to designate any members of our Board, we will be required to take all necessary actions to cause each of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee of our Board to include in its membership at least one director designated by Mr. Brigham or his affiliates, except to the extent that such membership would violate applicable securities laws or stock exchange rules.
Furthermore, so long as the Principal Stockholders collectively beneficially own at least a majority of the outstanding shares of our common stock, we have agreed not to take, and will cause our subsidiaries not to take, the following actions (or enter into an agreement to take such actions) without the prior consent of Mr. Brigham or his affiliates, subject to certain exceptions:
•	adopting or proposing any amendment, modification or restatement of or supplement to our certificate of incorporation or bylaws;
•	increasing or decreasing the size of our Board; or
•	issuing any equity securities that will rank senior to our common stock as to voting rights, dividend rights or distribution rights upon liquidation, winding up or dissolution of the Company.
On October 2, 2023, the Company entered into an amended and restated stockholders’ agreement (the “A&R Stockholders’ Agreement”) with Old Atlas and certain of the Principal Stockholders. The A&R Stockholders’ Agreement was entered into in order to, among other things, provide for the assumption of Old Atlas’s obligations thereunder by the Company. The A&R Stockholders’ Agreement is substantially similar to the Original Stockholders’ Agreement but contains certain administrative and clarifying changes to reflect the transition from a dual class capital structure to a single class of common stock as part of the Up-C Simplification.

DIRECTOR COMPENSATION
Our directors play a critical role in guiding the Company’s strategic direction and in overseeing the Company’s management. The many responsibilities and risks and the substantial time commitment of being a director require the Company to provide adequate compensation commensurate with the directors’ workload and opportunity costs. During 2025, directors who were not employees of the Company received annual cash retainers and a restricted stock unit award as set forth below in respect of their service on the Board during 2025. In addition, certain directors opted to receive additional restricted stock unit awards in lieu of the annual cash retainer to which they were entitled. Directors who are employees of the Company do not receive any additional compensation for their service on the Board.
Cash Compensation. The following table is a summary of the annual cash retainers that were approved in February 2025 for the non-employee directors to be paid in arrears in quarterly installments. In 2025, non-employee directors received a pro-rated retainer fee based on their roles on the Board and the time period from when they were appointed. Those amounts are disclosed below. We also reimburse directors for fees or expenses incurred in connection with attending meetings.

Compensation Component	Annual Amount ($)
Non-Employee Director	75,000
Committee Chair
Audit Committee	30,000
Compensation Committee	20,000
Nominating & Corporate Governance Committee	20,000

Equity Compensation. Our non-employee director compensation program is intended to include a meaningful element of equity-based compensation awards from the Long Term Incentive Plan (“LTIP”) to align the interests of our directors and our stockholders. Non-employee directors receive an annual award from our LTIP in the form of restricted stock units with a target value equal to $145,000.
2025 Director Compensation Table
The following table sets forth information for the year ended December 31, 2025, regarding the compensation awarded to, earned by or paid to the non-employee directors who served on the Board during 2025. Messrs. Brigham and Turner, the Executive Chairman and President and CEO of the Company, respectively, do not receive additional compensation for their service as directors, and therefore, are not included in the Director Compensation table below. All compensation paid to Messrs. Brigham and Turner is reported in the “Summary Compensation Table” under the section titled “Executive Compensation.”
Director Compensation in 2025

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Gayle Burleson	95,000	145,000	240,000
Stacy Hock	75,000	145,000	220,000
John Michael Howard	0(3)	220,000	220,000
A. Lance Langford	0(3)	240,000	240,000
Mark P. Mills	0(3)	220,000	220,000
Douglas Rogers	0(3)	220,000	220,000
Robb L. Voyles	0(3)	250,000	250,000

(1)
The amounts in this column reflect the aggregate grant date fair value of stock awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 718 and as reported in Note 12 to the audited financial statements contained in our Annual

Report on Form 10-K for the year ended December 31, 2025, but assuming no forfeitures. For each Director the amount reflected in the Stock Awards column represents restricted stock units (“RSUs”). RSU recipients accrue dividend rights on un-vested RSU awards, which will be remitted to the recipient to the extent that the RSUs vest.
(2)
For each of Mses. Burleson and Hock and Messrs. Rogers and Voyles, there were 8,262 RSUs outstanding as of December 31, 2025. For each of Messrs. Mills, Rogers and Howard, there were 12,536 RSUs outstanding as of December 31, 2025. Mr. Langford had 13,675 RSUs outstanding as of December 31, 2025. For Mr. Voyles there were 14,245 RSUs outstanding as of December 31, 2025.

(3)
For each of Messrs. Howard, Rogers and Mills, $75,000 of their cash retainer was received in the form of an RSU grant. For Mr. Langford, $95,000 of his cash retainer was received in the form of an RSU grant. For Mr. Voyles, $105,000 of his cash retainer was received in the form of an RSU grant.

COMPENSATION DISCUSSION AND ANALYSIS
In this discussion and analysis, we describe our compensation philosophy and program for our named executive officers (“named executive officers” or “NEOs”) whose compensation is set forth in the Summary Compensation Table and other compensation tables included in this proxy statement. For the year ended December 31, 2025, our named executive officers (and their titles as of December 31, 2025) are set forth below:
•	Ben M. “Bud” Brigham, Executive Chairman
•	John Turner, President and Chief Executive Officer
•	Blake McCarthy, Chief Financial Officer
•	Dathan C. Voelter, General Counsel, Secretary and Chief Compliance Officer
•	Chris Scholla, former Executive Vice President and President of Sand and Logistics
Leadership Transitions
Effective October 21, 2025, Mr. Turner, the Company’s President and Chief Executive Officer, assumed Mr. Scholla’s responsibilities for the Company’s sand and logistics segment. Upon Mr. Scholla’s departure, the Compensation Committee confirmed that Messrs. Brigham, Turner, McCarthy and Voelter are the Company’s executive officers for the purposes of Section 16 which reduced our NEOs to four.
Executive Summary
This Compensation Discussion and Analysis focuses on Atlas’ 2025 compensation programs, actions and outcomes relative to our 2025 performance.
2025 Performance Highlights and Compensation Decisions
In 2025, we completed the transformative acquisition of Moser Acquisition, Inc., a Delaware corporation (“Moser AcquisitionCo”), and (ii) Moser Engine Service, Inc. (d/b/a Moser Energy Systems), a Wyoming corporation and a wholly-owned subsidiary of Moser Acquisition Co, collectively referred to as “Moser.” The addition of Moser’s fleet of natural gas-powered reciprocating generators to Atlas’ existing businesses creates an innovative, diversified energy solutions provider with a leading portfolio of proppant, logistics, and distributed power solutions.
During 2025, we also achieved the following, as we deliver on our strategy of creating long-term shareholder value:
•	Increased market share in our sand and logistics business;
•	Successfully commissioned the 42-mile Dune Express conveyor system (the only proppant conveyor system in the world, and the longest conveyor in the United States); and
•	Successful acquisition and integration of Moser and the expansion in scope of our distributed power business.
Our Compensation Committee made the following decisions in 2025 to recognize our performance and align executive pay outcomes with the experience of our shareholders.
•	Reduced Mr. Brigham’s base salary to reflect the scope of his role as Executive Chairman;
•
Awarded long-term incentive (“LTI”) grants to NEOs, delivered as 100% performance-based share units for our Executive Chairman and 50% performance-based share units and 50% time-based restricted stock units for our other NEOs;

•	Continued to link performance-based LTI awards to our absolute and relative share price performance, in addition to our delivery of long-term return on capital employed (“ROCE”);
•	Adopted Stock Ownership Guidelines for executive officers and non-employee directors;
•	Approved NEO annual short-term incentive (“STI”) payouts for 2025 performance equal to 45.0% of target based on an assessment across financial and operational performance metrics; and
•
Certified a payout of 100% for the 2023 performance share units, based on Atlas’ relative and absolute total shareholder return performance (“TSR”) and ROCE achieved for the three-year performance period of 2023 to 2025.

2025 Compensation Program Structure
Our executive compensation program is designed to achieve the following objectives:

ATTRACT AND RETAIN TALENT	We target a competitive compensation opportunity to attract, motivate and retain executive talent needed to deliver Atlas’s business objectives.
PAY FOR PERFORMANCE	Our incentive compensation plans are designed to align executive pay outcomes with Company and individual performance.
ALIGN EXECUTIVES’ INTERESTS WITH THOSE OF OUR SHAREHOLDERS	Executive compensation is heavily weighted to stock-based incentives to align compensation with the experience and interests of our shareholders.

Our Compensation Committee is focused on designing a program that aligns with current governance trends. Certain best practice features of our compensation program are described below.

What We Do		What We Don’t Do
✔	Award majority of NEO compensation as long-term compensation or performance-based, at-risk compensation	✘	No employment agreements
✔	Cap maximum payout opportunities for short- and long-term incentive compensation at 200%	✘	No excessive perquisites
✔	Maintain a clawback policy in the event of a financial restatement	✘	No excise tax gross-ups upon a change of control
✔	Engage an independent, external compensation consultant	✘	No hedging of Company stock permitted
✔	Cap maximum payout for long-term incentive compensation at 100% when absolute TSR during the performance period is negative
✔	Require above-median relative TSR performance to earn target (100% of the award)
✔	Maintain robust stock ownership guidelines for officers and independent directors

Our compensation program is designed to align our executives’ realizable compensation with long-term company performance, with a significant weighting toward long-term incentives tied to the stock price returns our shareholders’ experience. The following charts illustrate that the largest component of target compensation for our President and Chief Executive Officer and our Executive Chairman is long-term equity compensation, which is directly influenced by our stock price performance, aligning the interests of our executives with those of our shareholders.
TARGET COMPENSATION AS OF DECEMBER 31, 2025
(consisting of base salary, short-term incentives and long-term incentives)

Components of Compensation
Key components of executive target compensation are described below.

Compensation	Component	Period	Description
FIXED	Base Salary	Annual	✔	Competitive level of fixed compensation based on executive role, experience, and performance
AT-RISK	Short-term Incentive	Annual	✔	Cash-based bonus plan designed to incentivize achievement of critical near-term Company financial, operational, strategic and individual goals
	Long-term Restricted Stock Units (“RSUs”)	Three-year ratable vest	✔	50% of target LTI for NEOs other than Executive Chairman
			✔	Incentivizes long-term executive retention
			✔	Creates meaningful ownership of Atlas stock
			✔	Realizable value based on Atlas’s share price
	Long-term Performance Share Units (“PSUs”)	Three-year cliff vest, subject to performance conditions	✔	50% of target LTI for NEOs other than Executive Chairman
			✔	100% of target LTI for Executive Chairman
			✔	Incentivizes long-term shareholder value creation
			✔	Realizable value based on Atlas’s absolute and relative shareholder return and ROCE performance

2025 Target Compensation for Named Executive Officers
The following table presents the total compensation opportunities that the Compensation Committee approved with respect to the 2025 year for our named executive officers. These amounts do not reflect the actual amounts that may be paid to any NEO at the end of the applicable performance period for the item.

	Base Salary	Short-term Incentive Target (% of Salary)	Short-term Incentive Target	Long-term Incentive Target	2025 Total Target Direct Compensation
John Turner	$920,000	115%	$1,058,000	$4,000,000	$5,978,000
Ben Brigham	$250,000	—	—	$4,050,000	$4,300,000
Blake McCarthy	$500,000	100%	$500,000	$1,700,000	$2,700,000
Dathan Voelter	$440,000	80%	$352,000	$1,125,000	$1,917,000
Chris Scholla	$500,000	100%	$500,000	$1,700,000	$2,700,000

Base Salary
The Compensation Committee considers each NEO’s specific role, experience and individual performance when determining base salaries.
The Compensation Committee approved 2025 base salary increases for our NEOs (excluding our Executive Chairman) ranging from 5% to 15% to maintain alignment with the competitive market for talent and to recognize continued growth and development in role. For Mr. Brigham, the Compensation Committee reduced his base salary for 2025, from $450,000 to $250,000, to reflect the scope of his role as Executive Chairman in 2025.
Short-term Incentive Plan
All NEOs except our Executive Chairman are eligible to receive annual bonuses under our Short-term Incentive (“STI”) Plan.
In order to remain competitive relative to compensation peers, modest increases of 5% were made to Messrs. Turner and Voelter’s STI targets as a percent of base salary for 2025.
Our 2025 STI Plan is based on specific weighted performance metrics. The Compensation Committee’s assessment of achievement relative to those metrics and their qualitative assessment of overall Company and individual performance drives funding of the STI Plan. STI payouts for NEOs are capped at 200% of target for 2025.
Our Compensation Committee establishes STI performance metrics that it believes are critical to delivering our near-term goals and long-term strategy of shareholder value creation. Adjusted free cash flow represents the heaviest weighted goal for 2025 at 50% of the total STI scorecard. Ten percent of the scorecard for 2025 was tied to the achievement of certain safety objectives. Another ten percent of the scorecard for 2025 was tied to the volume of sand delivered on the Dune Express, the Company’s overland conveyor infrastructure solution, for the second half of the year. The remaining 30% of the 2025 scorecard was allocated to discretionary evaluation where the Committee considers our continued progress against our long-term strategy.
The 2025 STI Plan metrics and resulting performance are described below. In evaluating the discretionary component of our STI Plan, the Compensation Committee considered our successful execution of the transformative Moser acquisition and our expansion of market share in both sand and logistics in the Permian Basin against the backdrop of lower commodity prices and our weaker stock price performance. After considering the discretionary component of the Plan, the Compensation Committee determined to assign a total payout of 45% for our 2025 performance.

Performance Goal	Goal Weight	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Result	Payout
Adjusted Free Cash Flow ($MM)(1)	50%	$280	$356	$388	$155	0%
Dune Express Sand Volume (million tons)	10%	4.0	4.8	5.2	6.2	20%
Safety (TRIR)	10%	0.62	0.58	0.55	0.55	20%
Discretionary Evaluation	30%	—	—	—	30%	5%
Total Weight	100%					45%

(1)
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. We define Adjusted EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative (gain) loss, other acquisition related costs, and other non-recurring costs.

2025 NEO STI Awards

	Base Salary (as of 12/31/25)	STI Target (% of Salary)	STI Target ($)	Performance Factor (as % of Target)	Actual STI Award Paid for 2025 Performance
John Turner	$920,000	115%	$1,058,000	45%	$476,100
Blake McCarthy	$500,000	100%	$500,000	45%	$225,000
Dathan C. Voelter	$440,000	80%	$352,000	45%	$158,400
Chris Scholla(1)	N/A	N/A	N/A	N/A	$N/A

(1)
Pursuant to our Change in Control Severance Plan, Mr. Scholla received his target cash bonus amount for 2025 STI award on a prorated basis upon termination as a component of his severance payment and our Executive Chairman, Mr. Brigham, does not participate in the STI Plan.

Long-term Incentive Plan
Our LTIP is designed to align the interests of our participants with those of our shareholders and reward participants for financial performance and increases in the value of our Common Stock over a long-term period. The long-term incentive component of our executive compensation program represents a substantial majority of our NEOs’ compensation, linking a significant portion of NEOs’ compensation to our stock price performance, both on an absolute and relative basis.
The Compensation Committee approved increases to most NEOs’ target long-term incentive awards for 2025 to maintain alignment with the competitive market for talent. Mr. Brigham’s 2025 target long-term incentive award value was held flat to 2024.
In 2025, our NEOs’ long-term incentive awards consisted of two vehicles, as shown in the table below:

	Award Mix
	Executive Chairman	CEO	Other NEOs
Restricted Stock Units (RSUs)	—	50%	50%
Performance Share Units (PSUs)	100%	50%	50%

Performance Share Units - PSUs
Consistent with last year’s design, vesting of the 2025 PSUs is tied to our absolute and relative shareholder return and Return on Capital Employed (“ROCE”) performance. ROCE means (i) income from operations (defined as earnings before interest and tax with adjustment for extraordinary items within the discretion of the board) divided by (ii) capital employed (based on the average of the beginning and ending balances of each calendar year, or a portion of a calendar year). Capital employed equals total assets less accounts payable, income taxes payable, accrued liabilities, and other current liabilities. Seventy-five percent of the PSU award is based on our relative total shareholder return (“TSR”) over the three-year performance cycle as compared to that of our performance peer group. The payout scale for relative TSR is presented below; this scale requires greater than 60th percentile relative performance to achieve a target (100%) payout.
The Company adopted a custom performance peer group for relative TSR measurement for the 2025 PSUs. The performance peer group more closely reflects the Company’s operational characteristics and industry affiliation as compared to the compensation peer group, resulting in a more closely aligned performance measurement against peers. The following companies represent the performance peer group:
Performance Peer Group

Cactus, Inc.	Liberty Energy Inc.	ProFrac Holding Corp.
Core Laboratories Inc.	Nabors Industries Ltd.	Select Water Solutions, Inc.
Expro Group Holdings N.V.	Oil States International, Inc.	Solaris Oilfield Infrastructure, Inc.
Helmerich & Payne, Inc.	Patterson-UTI Energy, Inc.
Innovex International, Inc.	ProPetro Holding Corp.

The remaining 25% of the PSU award is based on achieving specified ROCE goals over the three-year performance period.
If our absolute shareholder return is negative over the three-year period, the total possible payout is capped at target (100%) payout.

	Performance
Performance Component	Weight	Threshold	Target	Maximum
Relative Total Shareholder Return	75%	30th Percentile	60th Percentile	90th Percentile
Measured relative to performance peer group
ROCE	25%	15%	20%	25%
PSUs earned (% of target)		50%	100%	200%

Achievement between payout levels is determined utilizing linear interpolation.
If actual achievement for the performance conditions does not meet at least the threshold level, the award will fail to vest, and zero payout will be realized. The maximum PSU payout opportunity is 200% of target.

Restricted Stock Units – RSUs
The RSUs vest ratably over three years and are intended to retain our executives and strengthen the alignment of executive officer compensation with the experience of our shareholders. The ultimate value realized by executives from the RSU award depends on the long-term performance of our stock.
The 2025 grants of equity-based compensation awards to our NEOs, are presented in the table below.

	LTIP	PSUs	RSUs
John Turner	$4,000,000	113,960	113,960
Ben M. “Bud” Brigham	$4,050,000	230,769	—
Blake McCarthy	$1,700,000	48,433	48,433
Chris Scholla	$1,700,000	48,433	48,433
Dathan C. Voelter	$1,125,000	32,051	32,051

The equity-based compensation awards were granted on March 13, 2025.
Process for Determining Compensation
The Compensation Committee oversees compensation for our NEOs and other senior executives, including base salary and short-term and long-term incentive awards, as applicable.
The Compensation Committee considers input from our CEO in making determinations regarding our executive compensation program and the compensation of each executive officer, other than our CEO. The Compensation Committee makes the final decisions regarding NEO compensation.
For 2025, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant. Meridian reports to the Compensation Committee, and the Compensation Committee determines the scope of Meridian’s engagement. Meridian provided advice, relevant market and peer group data, current trends and practices and other input related to executive and director compensation to the Compensation Committee and the Board in structuring our 2025 compensation program. The information provided by Meridian was utilized by the Compensation Committee in making decisions regarding executive and director compensation. The Compensation Committee has evaluated the independence of Meridian based on the SEC’s independence factors and has concluded that Meridian is independent and that there are no conflicts of interest associated with Meridian’s engagement.
To understand the competitive landscape, the Compensation Committee compares Atlas’s compensation design and pay levels to compensation data for similarly situated executive officers at peer companies. The Compensation Committee selects peer companies based on their industry and company size as defined by enterprise value (primary factor), market capitalization (“market cap”), assets and revenue.
The Compensation Committee developed a peer group for 2025 compensation decisions with the assistance of Meridian. The Compensation Committee approved the following peer group of companies to inform 2025 compensation:
Compensation Peer Group

Cactus, Inc.	Helmerich & Payne, Inc.	Select Water Solutions, Inc.
ChampionX Corporation	Liberty Energy Inc.	Solaris Oilfield Infrastructure, Inc.
Core Laboratories Inc.	Oil States International, Inc.	U.S. Silica Holdings, Inc.
Dril-Quip, Inc.(1)	Patterson-UTI Energy, Inc.
Expro Group Holdings N.V.	ProPetro Holding Corp.

(1)	Retained in the peer group as Innovex International

In 2025, with Meridian’s assistance, the Compensation Committee approved the following changes to the compensation peer group to reflect M&A in the sector and the competitive landscape for talent:
Removed:
U.S. Silica Holdings, Inc
Added:

Archrock, Inc.	NOV, Inc.	Weatherford International plc

As shown below, as of July 31, 2025, Atlas was positioned near the median of the 2025 compensation peer group for key measures of financial size (enterprise value, market capitalization and total assets).

	Enterprise Value (MM)(a)	Market Cap (MM)(a)	Total Assets (MM)(a)
Atlas Energy Solutions Inc.	$2,088	$1,607	$2,248
Relative Percentile Rank Position	45th percentile	50th percentile	49th percentile

(a)	Enterprise Value and Market Cap measured as of July 31, 2025; Total Assets reflects most recently reported value as of July 31, 2025.
Additional Compensation Information
Termination Benefits
We do not maintain employment agreements with our NEOs. We adopted a Change in Control Severance Plan during the first half of 2023 to provide for severance pay and benefits to NEOs and participating members of management upon certain qualifying terminations, including a termination due to death or disability, and to attract and retain talent in the event of any change in control. This plan is described further below.
Retirement Benefits
We offer participation in broad-based retirement, health and welfare plans to all of our full-time employees, including our NEOs who are eligible to participate in such plans on the same basis as all other employees. We maintain a plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), where full-time employees are allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating NEOs, to save for the future (the “401(k) Plan”). In addition, we provide a matching contribution equal to 100% of the first 3% of an employee’s eligible compensation deferred into the 401(k) Plan. We do not maintain deferred compensation or pension plan arrangements.
Perquisites
We do not provide our executive officers with material perquisites or benefits that are not provided to our employee population generally, with the exception of an executive-level relocation program in the event that we request a new hire to relocate on our behalf.
Clawback Policy
In 2023, we adopted a Clawback Policy which complies with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Production Act of 2010, as codified in Section 10D of the Exchange Act. In the event Atlas is required to prepare an accounting restatement, Atlas’s Clawback Policy requires the recovery of any erroneously awarded compensation received by covered individuals on or after October 2, 2023, unless such recovery would be impracticable, as determined by the Committee in accordance with Section 10D of the Exchange Act.
Insider Trading Policy
We also maintain an Insider Trading Policy which prohibits our directors, officers and employees from insider trading, hedging the risk of ownership of our Common Stock by purchasing, selling or writing options on our Common Stock or engaging in certain other types of transactions and prohibits pledging our Common Stock for a loan that exceeds 15% of the market value of the pledged Company securities. The Audit Committee believes that it effectively balances the risk of significant reductions of ownership due to a margin call and the desire for our Legacy Owners (as defined below) to maintain substantial ownership positions while retaining the ability to make independent financial decisions; however, the Audit Committee regularly reviews the pledging policy and its suitability for the Company.
Grant Practices Specific to Stock Options and Similar Awards
We do not currently grant stock options or similar awards as part of our equity compensation programs and did not grant any such awards in 2025. We do not currently have a formal grant policy in place for equity-based awards, but if stock options or similar awards were to be granted in the future, the Company would not grant such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock. During fiscal year 2025, we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Compensation Risk Management
The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year. With respect to the 2025 year, the Compensation Committee concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee retains the sole discretion for determining the final amount paid to executives pursuant to our STI program, and our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. Further, our use of long-term equity incentive compensation for 2025 with multiple year vesting periods serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.
Stock Ownership Guidelines
In September 2025, our Nominating & Corporate Governance Committee approved stock ownership guidelines for our executive officers and independent directors. We believe the stock ownership guidelines further align the interests of our executive officers and independent directors with the interests of our stockholders with respect to the Company’s long-term growth and success. The specified stock ownership levels are based on a multiple of base salary or annual cash retainer, as shown in the table below. After becoming subject to the stock ownership guidelines, the executive officers or independent directors have five years to come into compliance with the stock ownership guidelines. Until an executive officer or independent director meets these guidelines, he or she is expected to retain at least fifty-percent (50%) of the net after-tax shares acquired upon the vesting or exercise of any incentive equity awards granted by the Company.
Participants may satisfy the ownership guidelines with common stock in the following categories:
•	Shares owned directly or indirectly
•	Vested and unvested restricted stock and restricted stock units
•	Shares represented by amounts invested in a 401(k) plan or deferred compensation plan maintained by the Company or an affiliate
Unexercised options and unearned performance stock units are not included for purposes of satisfying the ownership guidelines. Shares that a participant has pledged as collateral for a loan will not be included for purposes of satisfying the ownership guidelines to the extent of the value of the loan.

Position	Value of Shares
CEO	5x base salary
Executive Chairman	5x base salary
Independent Directors	3x base cash retainer
Section 16 Officers	3x base salary
Other Executive and Senior Vice Presidents	1x base salary

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Compensation Committee reviewed and discussed the Compensation Discussion & Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion & Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Compensation Committee of the Board of Directors:

Gayle Burleson, Chair
Stacy Hock, Member
John Michael “Mike” Howard, Member
A. Lance Langford, Member
Mark P. Mills, Member

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the aggregate compensation earned by our NEOs for the fiscal years ended December 31, 2025, 2024 and 2023, to the extent that they were NEOs during the applicable year.

Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Ben M. “Bud” Brigham Executive Chairman	2025	253,077	0	4,197,688	0	4,450,765
	2024	469,231	0	6,290,464	0	6,759,695
	2023	497,692	0	5,608,333	0	6,106,025
John Turner(3) Chief Executive Officer and President	2025	906,154	476,100	4,072,930	52,834	5,508,018
	2024	751,923	645,040	4,496,415	11,611	5,904,989
	2023	515,385	611,350	1,658,250	0	2,784,985
Blake McCarthy(4) Chief Financial Officer	2025	494,231	225,000	1,730,995	33,638	2,483,864
	2024	287,308	216,888	2,284,291	258,001	3,046,488
Dathan C. Voelter(5) General Counsel, Secretary and Chief Compliance Officer	2025	438,403	158,400	1,145,503	162,938	1,905,244
	2024	416,154	230,895	1,422,068	76,748	2,145,865
	2023	390,385	317,100	5,560,628	9,900	6,278,013
Chris Scholla(6)(7) Former Executive Vice President and President of Sand and Logistics	2025	409,615	0	1,730,995	2,100,722	4,241,333
	2024	428,846	329,850	1,822,309	17,387	2,598,392

(1)
The bonuses disclosed in this column reflect discretionary amounts that were earned by the applicable NEOs during the 2025, 2024 or 2023 calendar year, as applicable, whether or not paid in such calendar year.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock awards in accordance with FASB ASC Topic 718 and as reported in Note 12 to the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2025, but assuming no forfeitures. For each NEO the amount reflected in the Stock Awards column represents a combination of RSUs and PSUs. Recipients accrue dividend rights on un-vested RSU and PSU awards, which will be remitted to the recipient to the extent that the RSUs or PSUs vest. Please refer to the table below for the value of the RSUs and PSUs granted to each of our NEOs in 2025. Values for the PSUs within the table above reflect the probable outcome as of the date of grant, which was target. The table below also includes the maximum PSU values achievable as of the date of grant.

Name	RSUs ($)	PSUs (Target) ($)	PSUs (Maximum) ($)
Ben M. “Bud” Brigham	0	4,049,996	8,099,992
John Turner	1,966,950	2,072,932	4,145,865
Blake McCarthy	835,954	880,996	1,761,993
Dathan C. Voelter	553,200	583,008	1,166,015
Chris Scholla	835,954	880,996	1,761,993

(3)	The amount reflected in the All Other Compensation column consists of dividend equivalent rights paid to Mr. Turner upon the vesting of RSUs under the terms of the award agreement.
(4)
The amount reflected in the All Other Compensation column includes $10,500 in the Company’s matching contributions to Mr. McCarthy’s 401(k) plan account and $23,138 in dividend equivalent rights paid to Mr. McCarthy upon the vesting of RSUs under the terms of the award agreement.

(5)
The amount reflected in the All Other Compensation column includes $11,008 in the Company’s matching contributions to Mr. Voelter’s 401(k) plan account and $155,404 in dividend equivalent rights paid to Mr. Voelter upon the vesting of RSUs under the terms of the award agreement.

(6)	Mr. Scholla separated from service as the Company’s Executive Vice President and President of Sand and Logistics, effective as of October 21, 2025.
(7)
The amount reflected in the All Other Compensation column includes $10,846 in the Company’s matching contributions to Mr. Scholla’s 401(k) plan account, $23,138 in dividend equivalent rights paid to Mr. Scholla upon the vesting of RSUs under the terms of the award agreement and $1,934,472 in severance payments.

Grants of Plan-Based Awards
The following table provides information regarding RSUs and PSUs granted to our NEOs during the fiscal year ended December 31, 2025.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Date of Compensation Committee Approval (1)	Threshold (#)	Target (#)	Maximum (#)
Ben M. “Bud” Brigham	3/13/25	2/11/25	115,385	230,769	461,538		4,197,688
John Turner	3/13/25	2/11/25				113,960	1,999,998
	3/13/25	2/11/25	56,980	113,960	227,920		2,072,932
Blake McCarthy	3/13/25	2/11/25				48,433	849,999
	3/13/25	2/11/25	24,217	48,433	96,866		880,996
Dathan C. Voelter	3/13/25	2/11/25				32,051	562,495
	3/13/25	2/11/25	16,026	32,051	64,102		583,008
Chris Scholla	3/13/25	2/11/25				48,433	849,999
	3/13/25	2/11/25	24,217	48,433	96,866		880,996

(1)
Our Compensation Committee specifies the grant date in their approval of equity awards granted. Grant dates may be different than approval dates for various reasons including but not limited to coordinating the granting and vesting of awards to occur in an open trading window and to allow grants for a new hire to occur after the executive has begun work.

(2)	The amounts in these columns represent the threshold, target and maximum number of PSUs that may become earned pursuant to the PSUs granted to the NEOs during the 2025 Fiscal Year.
(3)	The amounts in this column represent RSUs granted to our NEOs during the 2025 Fiscal Year.
(4)	The amounts in this column represent the aggregate grant date fair value of PSUs and RSUs granted to our NEOs during the 2025 Fiscal Year, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2025. Upon Mr. Scholla’s separation from service, all of his outstanding equity-based awards were either vested or forfeited.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights That Have Not Vested ($)(1)
Ben M. “Bud” Brigham	03/13/2025(2)	—	—	230,769	2,173,844
	03/22/2024(2)	—	—	209,194	1,970,607
	03/13/2023(2)	—	—	277,778	2,616,669
John Turner	03/13/2025(3)	113,960	1,073,503.20	—	—
	03/13/2025(2)	—	—	113,960	1,073,503
	03/22/2024(3)	57,166	538,503.72	—	—
	03/22/2024(2)	—	—	85,744	807,708
	03/13/2023(3)	15,279	143,928.18	—	—
	03/13/2023(2)	—	—	45,833	431,747
Blake McCarthy	03/13/2025(3)	48,433	456,238.86	—	—
	03/13/2025(2)	—	—	48,433	456,239
	05/15/2024(3)	20,169	189,991.98	—	—
	05/15/2024(4)	18,728	176,417.76	—	—
	05/15/2024(2)	—	—	30,251	284,964
Dathan C. Voelter	03/13/2025(3)	32,051	301,920.42	—	—
	03/13/2025(2)	—	—	32,051	301,920
	03/22/2024(3)	18,080	170,313.60	—	—
	03/22/2024(2)	—	—	27,118	255,452
	10/04/2023(4)	69,026	650,224.92	—	—
	03/13/2023(3)	9,260	87,229.2	—	—
	03/13/2023(2)	—	—	27,778	261,669

(1)
The amounts in this column reflect the market value of our Common Stock underlying each NEO’s outstanding equity awards, computed based on the closing price of our Common Stock on December 31, 2025, which was $9.42 per share.

(2)
Reflects the number of PSUs granted to our NEOs in 2025, 2024 and 2023 under the LTIP at 100% of target. The PSUs vest over a three year performance period, beginning in the year of grant, subject to continued employment with the Company. Acceleration provisions are described in further detail within the Potential Payments Upon a Change in Control or Termination section below.

(3)
Reflects the number of RSUs granted to our NEO in each of 2025, 2024 and 2023. The RSUs vest ratably on the first, second and third anniversaries of the date of grant, subject to the NEO’s continued employment with the Company through each vesting date.

(4)
Reflects a special, one-time grant of RSUs under the LTIP which vests ratably on the first, second and third anniversaries of the date of grant, subject to the NEO’s continued employment with the Company through each vesting date.

Stock Vested
The following table provides information for our NEOs on the number of shares acquired upon the vesting of stock awards and the value realized during 2025, in each case before payment of any applicable taxes.

	Stock Awards(1)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ben M. “Bud” Brigham	—	—
John Turner	43,855	780,657
Blake McCarthy	19,444	248,300
Dathan C. Voelter	87,321	1,127,437
Chris Scholla(2)	137,777	1,560,081

(1)
Reflects shares received pursuant to RSU awards under the LTIP for grants made in 2023 and 2024 to each NEO. The value realized upon vesting of these awards represents the aggregate dollar amount realized by the NEO upon vesting computed by multiplying the number of shares of stock by the closing price of the underlying shares on the applicable vesting date.

(2)	Reflects shares received by Mr. Scholla pursuant to RSU awards under the LTIP for grants made in 2023 and the Management Change in Control Severance Plan upon Mr. Scholla’s termination.
Potential Payments upon a Change of Control or Termination
We do not maintain employment agreements with our NEOs. We adopted our Management Change in Control Severance Plan (the “Severance Plan”) during the first half of 2023 to provide for severance pay and benefits to our NEOs upon a termination of the NEO’s employment either (A) by us without cause as a result of the NEO’s (i) breach of the Severance Plan, (ii) material breach of Company policy, (iii) violation of workplace law, (iv) gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, (v) conviction or indictment of a felony or law of moral turpitude or (vi) refusal to perform obligations to the Company other than due to disability or (B) by the NEO for good reason as a result of (i) an adverse change in the NEO’s job responsibilities, (ii) a reduction of salary unless comparable reductions are effective for all other similarly situated executives, (iii) a relocation of the NEO’s work location over 50 miles or (iv) a material breach by the Company of its obligations (collectively, a “Qualifying Termination”) or a termination due to death or disability, and to attract and retain talent in the event of any change in control. The Severance Plan generally defines a “Change in Control” as (i) an acquisition of 50% or more of our then-outstanding shares or the combined voting power of our then-outstanding voting securities, (ii) individuals who constitute the Board cease for any reason to constitute at least a majority of the Board, excluding any director whose election or nomination was approved by a vote of at least two-thirds of the then-current directors unless such approval occurs as a result of an actual or threatened election contest, (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets or an acquisition of assets of another entity, unless certain securities ownership percentages remain unchanged following the event, or (iv) approval by our stockholders of our complete liquidation or dissolution.
Non-Change in Control Termination. Upon an NEO’s Qualifying Termination outside of the period of time beginning six (6) months prior to the occurrence of a Change in Control and ending on the eighteen (18)-month anniversary of the Change in Control (the “Covered Period”) or a termination due to death or disability that prevents an NEO from working for more than 180 days in a calendar year (collectively, a “Non-CIC Termination”), so long as the NEO satisfies the conditions to payment of severance benefits described below, the NEO will be entitled to receive the following severance benefits: (i) a lump sum cash severance payment calculated by multiplying the NEO’s individual severance multiplier (described below) by the aggregate amount of the NEO’s base salary and target cash bonus amount for the year in which the applicable termination occurs; (ii) a lump sum cash payment equal to the pro-rated amount of the NEO’s target cash bonus award set for the year in which the applicable termination occurs, pro-rated on a daily basis for the applicable calendar year; (iii) subject to the N’s timely election of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a lump sum equal to the employer portion of continued coverage for eighteen (18) months following the separation date for the NEO and the NEO’s spouse and eligible dependents under our health plans; and (iv) payment or reimbursement, as applicable, of (x) earned but unpaid base salary as of the date of the applicable termination; (y) all incurred but unreimbursed expenses for which the NEO is entitled to reimbursement; and (z) benefits to which the NEO is entitled under the terms of any of our applicable benefit plans or programs (collectively, the “Accrued Benefits”).

Change in Control Termination. Upon an NEO’s Qualifying Termination during the Covered Period (a “CIC Termination”), so long as the NEO satisfies the conditions to payment of severance benefits described below, the NEO will be entitled to receive the following severance benefits: (i) a lump sum cash severance payment calculated by multiplying the NEO’s individual severance multiplier by the aggregate amount of the NEO’s base salary and target cash bonus amount for the year in which the applicable Qualifying Termination occurs; (ii) a lump sum cash payment equal to the amount of the NEO’s target cash bonus award set for the year in which the applicable Qualifying Termination occurs; (iii) subject to the NEO’s timely election of continuation coverage pursuant to COBRA, a lump sum equal to the employer portion of continued coverage for twenty-four (24) months following the separation date for the NEO and the NEO’s spouse and eligible dependents under our health plans; and (iv) the Accrued Benefits.
Severance Conditions. Each NEO will receive an individual participation agreement that contains that NEO’s terms of eligibility and any provisions that may be applicable to the NEO in addition to or as modification of the terms of the Severance Plan, including an individualized severance multiplier that will be applicable for calculating the lump sum cash payments described above. As of December 31, 2025, the individual severance multipliers for the NEOs were, with respect to any Non-CIC Termination, 2X for each of Messrs. Brigham and Turner, and 1.5X for each of Messrs. McCarthy and Voelter and, with respect to any CIC Termination, 3X for each of Messrs. Brigham and Turner, and 2X for each of Messrs. McCarthy and Voelter. Payment of the severance benefits under the Severance Plan is subject to a NEO’s execution and non-revocation of a general release of claims and the NEO’s continued compliance with the terms of the Severance Plan, including, but not limited to, the restrictive covenant obligations set forth therein.
Equity Awards. Our equity award agreements provide for certain protections upon different change in control and termination scenarios.
RSUs. RSUs accelerate and become fully vested upon a change in control, upon a termination of employment due to death or disability or upon a Qualifying Termination.
PSUs. If an NEO’s employment is terminated other than because of a Qualifying Termination or due to death or disability, then the NEO’s PSUs are automatically forfeited without payment upon such termination. If, prior to the end of the performance period, an NEO is terminated by reason of a Qualifying Termination, then the NEO is deemed to have satisfied all service-based employment requirements on a pro-rata basis; if the NEO’s termination is due to death or disability prior to the end of the performance period, then the NEO is deemed to have satisfied all service-based employment requirements in full. With respect to a Qualifying Termination, death or a disability within the first two (2) years of the performance period, all performance-based vesting conditions will be deemed to be met at 100% and the resulting vested PSUs will be settled within a thirty (30)-day period following the termination. If an NEO’s employment is terminated due to a Qualifying Termination or death or disability during the third calendar year of the performance period, then the PSUs will continue to be subject to the performance goals for the remainder of the performance period and performance will be deemed to be met at the actual performance level satisfied at the end of the performance period. In the event of a Change in Control during the performance period, any PSUs determined to become vested PSUs are payable to the participant in connection with that event. The Compensation Committee will determine the actual performance levels achieved as of the date of such change in control, if determinable, and all service-based requirements will be deemed to be satisfied.
The following tables reflect amounts that would have been received by each of the NEOs pursuant to our LTIP, and/or our Severance Plan in the event there was a Change in Control or a qualifying termination event that occurred on December 31, 2025, as applicable. The amounts reported below assume that the price per share of our Common Stock was $9.42, which was the closing price per share of our Common Stock on December 31, 2025 (the last trading day of fiscal year 2025).
Mr. Scholla is not reflected in the tables below. In connection with his departure, Mr. Scholla received $1,934,472. Our Board determined that the severance benefits paid to Mr. Scholla were appropriate based on the specific circumstances of his departure. The Board concluded that Mr. Scholla’s departure functioned as an involuntary termination initiated by us, and the severance paid was consistent with the executive’s existing contractual entitlements upon a Qualifying Termination pursuant to the Severance Plan.

2025 Potential Payments Upon Termination or Change-In-Control
Payments and Benefits Payable
Upon Non-Change in Control Qualifying Termination(1)

Payment Type	Ben M. “Bud” Brigham ($)	John Turner ($)	Blake McCarthy ($)	Dathan C. Voelter ($)
Cash Severance(1)	500,000	3,870,000	1,500,000	1,188,000
Target Bonus	n/a	1,058,000	500,000	352,000
Continuing medical benefits(2)	0	31,110	31,110	31,110
Unvested RSUs(3)	n/a	1,755,935	822,649	1,209,688
Unvested PSUs(4)	6,761,120	2,312,959	741,203	819,041
Total(5)	7,261,120	9,028,004	3,594,962	3,599,839

(1)	Termination due to death or disability is treated the same as a Qualifying Termination without a Change in Control with respect to the RSUs and PSUs.
(2)
Cash Severance is an amount equal to the sum of (i) the NEO’s base salary plus (ii) the NEO’s target cash bonus multiplied by the Severance Multiplier. The severance multiplier is 2.0 for Messrs. Brigham and Turner and 1.5 times for Messrs. McCarthy and Voelter.

(3)	Value of post-employment continuation of benefits for eighteen (18) months following termination.
(4)	Unvested RSUs will become 100% vested upon termination.
(5)
Unvested PSUs that are in the first two years of their respective Performance Period will become 100% vested at the target number of units upon termination. All PSUs within the table above were granted in 2023, 2024 or 2025. PSUs within the table above that were granted in 2023 shown at 100% vested.

(6)
Accrued benefits (as defined in the Severance Plan), are not included in that table above because they are not able to be determined in advance of termination. Such amounts, if any, consist of earned but unpaid base salary, unreimbursed expenses and any benefits to which the NEO is entitled under a benefit plan.

Payments and Benefits Payable
Upon Change in Control Qualifying Termination

Payment Type	Ben M. “Bud” Brigham ($)	John Turner ($)	Blake McCarthy ($)	Dathan C. Voelter ($)
Cash Severance(1)	750,000	5,805,000	2,000,000	1,584,000
Target Bonus	0	1,058,000	500,000	352,000
Continuing medical benefits(2)	0	41,480	41,480	41,480
Unvested RSUs(3)	0	1,755,935	822,649	1,209,688
Unvested PSUs(4)	6,761,120	2,312,959	741,203	819,041
Total(5)	7,511,120	10,973,373	4,105,332	4,006,209

(1)
Cash Severance is an amount equal to the sum of (i) the NEO’s base salary plus (ii) the NEO’s target cash bonus multiplied by the Severance Multiplier. The severance multiplier is 3.0 for Messrs. Brigham and Turner and 2.0 times for Messrs. McCarthy and Voelter.

(2)	Value of post-employment continuation of benefits for twenty-four (24) months following termination.
(3)	Unvested RSUs will become 100% vested upon termination.
(4)
Unvested PSUs that are in the first two years of their respective Performance Period will become 100% vested at the target number of units upon termination. All PSUs within the table above were granted in 2023, 2024 or 2025. PSUs within the table above that were granted in 2023 shown at 100% vested.

(5)
Accrued benefits are not included in that table above because they are not able to be determined in advance of termination. Such amounts, if any, consist of earned but unpaid base salary, unreimbursed expenses and any benefits to which the NEO is entitled under a benefit plan.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed fiscal years since we became public. We completed our IPO on March 8, 2023, therefore the information for the 2023 year relates solely to the period of time in which we were publicly trading our securities. The table below summarizes compensation values both previously reported in our Summary Compensation Table (SCT), as well as the adjusted values required in this section for the applicable years such as Compensation Actually Paid (CAP). Note that for our NEOs other than our CEO, compensation is reported as an average.

Year	SCT Total for PEO1(1)($)	SCT Total for PEO2(1) ($)	CAP to PEO1(1)(2) ($)	CAP to PEO2(1)(2) ($)	Average SCT Total for Non-PEO NEOs(1) ($)	Average CAP to Non-PEO NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($)(in thousands)	Adjusted Free Cash Flow(4) ($)(in thousands)
							Company TSR ($)	Peer Group TSR(3) ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	n/a	5,508,018	n/a	(2,843,995)	3,270,301	(3,691,845)	52.33	94.72	(50,304)	152,505
2024	6,759,695	5,904,989	10,141,460	6,362,061	2,596,915	3,530,113	123.22	85.53	59,944	251,340
2023	6,106,025	n/a	6,712,280	n/a	4,531,499	4,674,888	95.57	96.83	226,493	291,131

(1)	The principal executive officer (“PEO”) and the non-PEO NEOs for each year are as follows:
a.	2025: Our PEO2 was Mr. Turner. The non-PEO NEOs were Messrs. Brigham, McCarthy, Voelter and Scholla.
b.	2024: Our PEO1 was Mr. Brigham for a portion of the year and PEO2 was Mr. Turner for a portion of the year. The non-PEO NEOs were Messrs. McCarthy, Scholla and Voelter.
c.	2023: Our PEO1 was Mr. Brigham for the entire year and our non-PEO NEOs were Mr. Turner and Mr. Voelter.
(2)	See the tables below for a reconciliation of SCT Compensation and CAP.
(3)	The Peer Group TSR is calculated based on the PHLX Oil Service Index, which is the same index peer group that we have used in our performance graph pursuant to Item 201(e) of Regulation S-K.
(4)
Adjusted Free Cash Flow is defined as Adjusted EBITDA less Maintenance Capital Expenditures. We define Adjusted EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative (gain) loss, other acquisition related costs, and other non-recurring costs.

	PEO1 2023 ($)	PEO1 2024 ($)	PEO2 2024 ($)	PEO2 2025 ($)
PEO Summary Compensation Table Totals	6,106,025	6,759,695	5,904,989	5,508,018
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(5,608,333)	(6,290,464)	(4,496,415)	(4,072,930)
Fair value at year end of equity awards granted during the year	6,214,588	5,064,587	3,977,664	1,419,657
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	0	4,607,643	911,813	(5,506,692)
Change in fair value of equity awards granted in prior years that vested during the year	0	0	64,011	(192,047)
Equity awards granted in prior years that were forfeited during the year	0	0	0	0
Dividends or other earnings paid on equity awards during the year(1)	0	0	0	0
Total Equity Award Related Adjustments	606,255	3,381,766	457,073	(8,352,013)
Compensation Actually Paid Totals	6,712,280	10,141,460	6,362,061	(2,843,995)

(1)	Dividend equivalent rights are paid upon vesting of the applicable award and are included in “Other Compensation” in the Summary Compensation Table.

	2023 ($)	2024 ($)	2025 ($)
Non-PEO NEOs Summary Compensation Table Totals	4,531,499	2,596,915	3,270,301
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(3,609,439)	(1,842,890)	(2,201,295)
Fair value at year end of equity awards granted during the year	3,752,828	1,652,835	576,736
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	0	894,983	(4,715,556)
Change in fair value of equity awards granted in prior years that vested during the year	0	228,269	(622,031)
Equity awards granted in prior years that were forfeited during the year	0	0	0
Dividends or other earnings paid on equity awards during the year(1)	0	0	0
Total Equity Award Related Adjustments	143,389	933,198	(6,962,146)
Average Compensation Actually Paid Totals	4,674,888	3,530,113	(3,691,845)

(1)	Dividend equivalent rights are paid upon vesting of the applicable award and are included in “Other Compensation” in the Summary Compensation Table.
Narrative to Pay Versus Performance Table
This is the second year that we are required to provide the Pay Versus Performance Section. We are including 2023, 2024 and 2025 in the analysis above. In addition, Mr. Brigham served as our PEO for all of 2023 while Mr. Brigham served as our PEO until the promotion of Mr. Turner to PEO in March 2024. Because of this, both Messrs. Brigham and Turner are shown as our PEO for 2024. Because we were an emerging growth company in 2023, we had two non PEO NEOs consisting of Messrs. Turner and Voelter. At the end of 2024, we transitioned out of emerging growth company status and added two more NEOs. In 2024, our non PEO NEOs consisted of Messrs. McCarthy, Scholla and Voelter. In 2025, our non PEO NEOs consisted of Messrs. Brigham, McCarthy, Voelter and Scholla.
Description of Relationships Between Pay and Performance

Disclosure of Most Important Performance Measures for Fiscal Year 2025
The following table identifies the four most important financial performance measures used by our Compensation Committee to link the compensation actually paid (“CAP”) to our CEO and other NEOs in 2024.

Adjusted Free Cash Flow
Adjusted EBITDA
Relative TSR
Return on Capital Employed (“ROCE”*)

*
ROCE means (i) income from operations (defined as earnings before interest and tax with adjustment for extraordinary items within the discretion of the Board) dividend by (ii) capital employed (based on the average of the beginning and ending balances of each calendar year, or a portion of a calendar year).

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Turner, our President and Chief Executive Officer.
For 2025, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than the Chief Executive Officer) was $91,272.
•	The annual total compensation of Mr. Turner was $5,508,018.
•
Based on this information, for 2025 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 60 to 1.

To calculate the CEO Pay Ratio we must identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our Chief Executive Officer. To these ends, we took the following steps:
•
We determined that, as of December 31, 2025, our employee population consisted of approximately 1,200 individuals. This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers.

•
We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses, equity, fringe benefits, leave benefits and company contributions under our 401(k) plan. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For individuals hired after January 1, 2025 that were included in the employee population, we calculated these compensation elements on an annualized basis. We did not make any cost-of-living adjustments in identifying the median employee.

•
We combined all of the elements of the median employee’s compensation for the 2025 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of

$91,272.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us, based on filings made under Section 13(d) and 13(g) of the Exchange Act, regarding the beneficial ownership of Atlas’s Common Stock as of March 25, 2026:
•	each person known to us to beneficially own more than 5% of any class of Atlas’s outstanding voting securities;
•	each member of the Board;
•	each of our NEOs; and
•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address for each of the Company’s directors and NEOs and each beneficial owner of more than 5% of any class of Atlas’s outstanding voting securities listed in the tables below is c/o Atlas Energy Solutions Inc., 5918 W. Courtyard Dr., Suite 500, Austin, Texas 78730.

	Shares of Atlas Common Stock Beneficially Owned
	Number	Percentage(1)
Over 5% Stockholders
BlackRock, Inc.(2)	12,414,277	9.94%
The Sealy & Smith Foundation(3)	14,844,390	11.88%
Gregory M. Shepard(4)	7,421,210	5.94%
Encompass Capital Advisors LLC(5)	6,354,153	5.09%
Directors, Director Nominees and Named Executive Officers:
Ben M. “Bud” Brigham(6)	15,514,510	12.42%
Blake McCarthy	46,030	*
John Turner(7)	1,724,109	1.38%
Dathan C. Voelter	358,741	*
Gayle Burleson	23,184	*
Stacy Hock(8)	890,866	*
John Michael Howard	22,953	*
A. Lance Langford(9)	1,263,744	1.01%
Mark P. Mills	31,009	*
Douglas G. Rogers	10,000	*
Robb L. Voyles	29,167	*
Directors, Director Nominees and Executive Officers as a group (11 persons)	20,482,285	16.40%

*	Less than 1%.
(1)	Percentages based on 124,905,584 shares outstanding on March 25, 2026.
(2)
BlackRock, Inc. has sole dispositive power over 12,414,277 shares of Common Stock and sole voting power over 12,290,494 shares of our Common Stock. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The foregoing information is based on the Schedule 13G/A filed by BlackRock, Inc. on February 5, 2025.

(3)
These shares are held directly by The Sealy & Smith Foundation. Douglas G. Rogers is the Executive Director and Secretary/Treasurer of The Sealy & Smith Foundation. The board of directors of The Sealy & Smith Foundation consists of seven members: Douglas G. Rogers, Keith Bassett, Jere Pederson, Jim Galbraith, John Kelso, Bill Sealy and Michael Doherty. Accordingly, the officers and members of the board of directors of The Sealy & Smith Foundation may be deemed to have or share beneficial ownership of the shares held by The Sealy & Smith Foundation. The mailing address of The Sealy & Smith Foundation is 2200 Market Street, Suite 500, Galveston, Texas 77550.

(4)
Includes shares of Common Stock held directly by Gregory M. Shepard. The foregoing information is based on the Schedule 13D/A filed by Mr. Shepard on January 2, 2026. The mailing address of Mr. Shepard is 15405 Anchorage Place, Lakewood Ranch, FL 34202.

(5)
Encompass Capital Advisors LLC and Todd J. Cantor have shared dispositive power and shared voting power over 6,354,153 shares of our Common Stock. The principal address of Encompass Capital Advisors LLC is 200 Park Avenue, Suite 1604, New York, NY 10156. The foregoing information is based on the Schedule 13G filed by Encompass Capital Advisors LLC on March 18, 2026.

(6)
Includes (i) 2,518,721 shares of Common Stock held directly by Anne and Bud Oil & Gas Unvested LLC (“Anne and Bud Unvested”), (ii) 10,526,880 shares of Common Stock held directly by Anne and Bud Oil & Gas Vested LLC (“Anne and Bud Vested”), (iii) 1,564,346 shares of Common Stock held directly by Brigham Children’s Family LP (“Brigham Children’s LP”) and (iv) 54,388 shares held by Mr. Brigham’s spouse as separate property. Mr. Brigham is the manager of Anne and Bud Unvested, the manager of Anne and Bud Vested and the co-manager of BCFP GP, LLC, which is the general partner of Brigham Children’s LP. Therefore, Mr. Brigham may be deemed to share the right to direct the voting or investment of the shares directly held by Anne and Bud Unvested, Anne and Bud Vested and Brigham Children’s LP. All of the shares of Common Stock held directly by Anne and Bud Vested are pledged as security. Additionally, Mr. Brigham may be deemed to have shared voting power over all securities held by the Principal Stockholders party to the A&R Stockholders’ Agreement, in light of his right to designate nominees for election to the Board and the obligation of the Principal Stockholders to vote their respective shares in favor of Mr. Brigham’s nominees. See the section titled “Certain Relationships and Related Party Transactions—Existing Stockholders’ Agreement” herein. Because Mr. Brigham may be deemed to have shared voting power with respect to the shares held by the Principal Stockholders, he may be deemed to be the beneficial owner of such shares. Mr. Brigham disclaims beneficial ownership of the shares held by Anne and Bud Unvested, Anne and Bud Vested, Brigham Children’s LP, his spouse and the Principal Stockholders and each of their respective affiliated entities, except to the extent of his pecuniary interest therein, if any.

(7)
Includes (i) 1,327,980 shares of Common Stock held directly by 3 Dog Interests, LP. Mr. Turner is the sole manager of 3 Dog Interests GP, LLC, the general partner of 3 Dog Interests, LP. All of the shares of Common Stock held directly by 3 Dog Interests, LP are pledged as security.

(8)	The reported shares are owned jointly by Ms. Hock and her husband, Joel Hock, who share voting and investing power over such shares.
(9)
Includes (i) 484,483 shares of Common Stock held directly by ALL Financial Trust and (ii) 592,146 shares of Common Stock held directly by BLL Financial Trust. Mr. Langford is the spouse of the trustee of ALL Financial Trust and the trustee of BLL Financial Trust. Mr. Langford disclaims beneficial ownership of the shares held by ALL Financial Trust and BLL Financial Trust except to the extent of his pecuniary interest therein. Shares of Common Stock held directly by ALL Financial Trust and BLL Financial Trust are pledged as security.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2025:

	Equity Compensation Plan Information
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders(2)	2,481,968(3)	$—	6,208,396
Equity compensation plans not approved by security holders	—	—	—
Total	2,481,968	$—	6,208,396

(1)
The number of securities remaining available for future issuances has been reduced by the number of securities to be issued upon the vesting of RSUs subject to time-based vesting and the vesting of PSUs subject to certain market-based performance goals over a specified period of time, which are calculated at (100%) target.

(2)	The LTIP was adopted on March 8, 2023. For a description of our Incentive Plan, see Note 12 – Stock-Based Compensation to the consolidated financial statements in our Annual Report.
(3)
Includes 894,336 RSUs subject to time-based vesting and 1,587,632 PSUs subject to both continuous employment and certain market-based performance goals over a specified period of time, as described in the LTIP and associated award agreements and which are calculated at target. At payout, the number of performance shares may be reduced to zero or increased up to 200%.

PROPOSAL TWO: RATIFICATION OF A INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
E&Y has been our independent auditor since 2017. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2025, was completed by E&Y on February 24, 2026.
The Board is submitting E&Y for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. A member of E&Y will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions. If the stockholders do not ratify E&Y, the Audit Committee may reconsider E&Y as the Company’s auditors. Even if stockholders ratify the selection of E&Y, the Audit Committee may choose to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would, in its judgment, be in the best interests of the Company and our stockholders.
Audit and Other Fees
The following table presents fees billed for professional audit services and other services rendered to us by E&Y for the years ended December 31, 2025 and 2024:

	2025 ($)	2024 ($)
Audit Fees(1)	3,641,570	3,141,311
Audit-Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees(2)	—	—
TOTAL	3,641,570	3,141,311

(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees also include fees for professional services provided in connection with our Registration Statement on Form S-8 filed during the first fiscal quarter of 2024, with our Registration Statement on Form S-3 filed in the second fiscal quarter of 2024.

(2)	The Company did not incur audit-related or other fees in the years ended December 31, 2025 or December 31, 2024.
All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, E&Y. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services and tax services be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but any pre-approval decision made pursuant to such delegation must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by E&Y is compatible with maintaining the principal accountant’s independence.

Vote Required
Approval of Proposal TWO requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Although broker non-votes are not taken into account in determining the outcome of this proposal, we do not expect any broker non-votes with respect to this proposal.
Recommendation
The Board unanimously recommends that stockholders vote FOR the ratification of E&Y as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026.

AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter, a copy of which is available on the Company’s website. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process and the Company’s independent registered accounting firm is responsible for auditing those financial statements. In this context, during fiscal year 2025, the Audit Committee met and held discussions with management and E&Y, the Company’s independent registered public accounting firm. The Company’s management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2025, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with E&Y. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.
In addition, the Audit Committee has reviewed and discussed with E&Y: (i) the matters required to be discussed by Auditing Standard 1301 and the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the SEC; and (ii) the written disclosures and the letter received from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence and the independence of E&Y from the Company and its management.
Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Robb L. Voyles, Chairman
Gayle Burleson
Mark P. Mills

PROPOSAL THREE: NON-BINDING ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act and the Dodd-Frank Act enable our stockholders to vote to approve, on a non-binding advisory basis, the Company’s NEOs’ compensation for the fiscal year ended December 31, 2025, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Pay” vote).
As described in detail under the heading “Executive Compensation,” we structure our executive compensation program with a view towards promoting accountability to ensure that the interests of our management and stockholders remain aligned. We accomplish this by tying several components of our executive compensation program to the Company’s short and long-term performance. Further, the majority of the Company’s NEOs’ compensation is at-risk.
Please read the “Executive Compensation Matters” section of this Proxy Statement for additional details about our executive compensation program, including information about the compensation of our NEOs during 2025.
The Compensation Committee and the Board have determined that the Company’s NEO compensation program focuses on long-term value creation for our stockholders and delivers pay relative to our performance, which help us to attract, retain and motivate talented executives focused on the Company’s success. Therefore, the Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the Company’s NEO compensation as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure in this Proxy Statement).
This advisory vote on the Company’s NEO compensation is not binding on the Board. However, the Compensation Committee and the Board are committed to carefully considering the results of this advisory vote in the future when evaluating the compensation programs for our NEOs.
Vote Required
Approval of Proposal THREE requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of Proposal THREE.
Recommendation
The Board unanimously recommends that stockholders vote FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officers’ compensation for the fiscal year ended December 31, 2025 as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR: APPROVAL OF ATLAS ENERGY SOLUTIONS INC. EMPLOYEE STOCK PURCHASE PLAN
Background of the ESPP
On January 28, 2026, the Board unanimously adopted and approved the adoption of the ESPP and is submitting the ESPP to stockholders for their adoption and approval at the 2026 Annual Meeting. If the ESPP is approved by the stockholders, the Company will be authorized to provide eligible employees with an opportunity to purchase shares of our Common Stock at a discount to the market price and to pay for such purchases through payroll deductions in accordance with the ESPP’s terms. A copy of the ESPP is attached to this proxy statement as Annex A.
Purpose of the ESPP
The ESPP is intended to provide an incentive for our eligible employees to acquire or increase a proprietary interest in the Company by permitting them to acquire our Common Stock at a reduced price through payroll withholding. We believe that the ESPP will be important in helping to attract and retain employees.
Reasons for the Approval of the ESPP
The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of “employee share purchase plan” as defined in Section 423 (“Code Section 423”) of the Internal Revenue Code of 1986, as amended (the “Code”). Stockholder approval of the ESPP is necessary in order to satisfy the requirements under Code Section 423.
Consequences if the ESPP is Not Approved
If the ESPP is not approved by our stockholders, then the ESPP will terminate and we will not be able to provide employees with an opportunity to purchase our Common Stock at a discount. We believe our ability to recruit, retain and incentivize top talent may be adversely affected if the ESPP is not approved.
Summary Features of the ESPP
The ESPP is intended to qualify as an “employee share purchase plan” under Code Section 423. During regularly scheduled bi-annual “Offering Periods” (defined below) under the ESPP, participants will be able to request payroll deductions which will be applied periodically to purchase a number of shares of our Common Stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.
General
The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423. During regularly scheduled bi-annual “Offering Periods” (defined below) under the ESPP, participants will be able to request payroll deductions which will be applied periodically to purchase a number of shares of our Common Stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.
Effective Date and Term
The ESPP was adopted by the Board, subject to approval of our stockholders, on and effective as of January 28, 2026. No options granted under the ESPP will be exercisable prior to such stockholder approval, and if our stockholders do not approve the ESPP by May 7, 2026, then the ESPP will automatically terminate. The ESPP can also be terminated by the Board or the Compensation Committee at any time with respect to shares of Common Stock for which options have not been granted. The ESPP shall automatically terminate upon the purchase by participants of all shares of Common Stock committed to the ESPP, unless the number of shares of Common Stock committed to the Plan is increased by the Board or the Compensation Committee and approved by the shareholders of the Company.
Eligible Participants
The ESPP provides that employees who meet the eligibility requirements will be eligible to participate with respect to an Option Period if they are employed on the first day of such period by the Company or any other present or future subsidiary of the Company that the Compensation Committee designates as a participating company for purposes of the ESPP. As of May 15, 2026, there were approximately 1,500 eligible employees. The Compensation Committee may exclude certain categories of employees from participating in any Offering Period to the extent permitted by Code Section 423, including part-time employees, seasonal employees, employees who have not completed a minimum period of service with the Company and/or highly compensated employees. No employee who is a citizen or resident of a foreign country will be allowed to participate in the ESPP if his or her participation in the ESPP is prohibited by local law or if complying with local law would cause the ESPP to violate the requirements of Code Section 423. Also, in accordance with Code Section 423, no employee may be granted an option under the ESPP if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing more than 5% of the total combined voting power or value of all classes of the stock of the Company or any subsidiary.
Securities Offered and Terms of Participation
The maximum number of shares of Common Stock which may be purchased by all employees under the ESPP is 6,000,000, subject to adjustments for share splits, stock dividends and similar transactions. As of the date hereof, no rights to purchase shares have been granted under the ESPP. The closing price per share of our Common Stock on the New York Stock Exchange (“NYSE”) as of March 16, 2026 was $13.19.
Eligible employees who elect to participate in the ESPP must authorize deductions from their base pay, to withhold a specified dollar amount or percentage from their base pay prior to the beginning of the six month periods beginning January 1 and ending on June 30 and beginning on July 1 and ending on December 31 (each such period, an “Offering Period”) in accordance with the procedures established by the Compensation. The exercise price for each Offering Period will be eighty-five percent (85%) of the closing price per share of the Common Stock on the last trading day of the Offering Period, as reported by the NYSE (the “Exercise Price”). Under the ESPP, we would grant to each participant, on the first day of the Offering Period, an option to purchase on the last day of the Offering Period, at the Exercise Price, that number of shares of Common Stock that his or her accumulated payroll deductions on the last day of the Offering Period will pay for at such price. The option will automatically be deemed to be exercised if the employee is still a participant on the last day of the Offering Period. Participation ends automatically upon termination of employment, including termination due to retirement or death, and the participant shall withdraw all funds credited to their account as of the termination date.
A participating employee may authorize a payroll deduction of any percentage up to but not more than fifteen percent (15%) (or such greater percentage as the Compensation Committee may designate) of his or her base pay received during each Offering Period. Deductions from any employee’s compensation may not be changed during an Offering Period. Further, no employee will be granted an option which permits the employee’s right to purchase Common Stock under the ESPP to accrue at a rate that exceeds, during any calendar year, $25,000 of the fair market value of such stock (to be calculated based on the fair market value of the stock on the first business day of the Offering Period) for each calendar year in which such option is outstanding at any time.
An employee may withdraw from participation prior to the end of any Offering Period. Upon such a withdrawal, the Company will refund, without interest, the entire remaining balance of the employee’s payroll deductions.
An option granted under the ESPP is not transferable except by will or the laws of descent and distribution and shall be exercisable only by the eligible employee to whom the option is granted.
Administration and Amendment
The ESPP will be administered by the Compensation Committee of our Board of Directors. Subject to the terms of the ESPP, the Compensation Committee will have the complete discretion to interpret the ESPP and all options granted under the plan, make such rules as it deems necessary for the proper administration of the ESPP, and to make all other determinations necessary or advisable for the administration of the ESPP.
The ESPP may be amended by our Board of Directors from time to time in any respect; provided, however, that no amendment which would materially and adversely affect the rights of an eligible participant with respect to the current Offering Period may be made without the consent of the eligible participant.
United States Federal Income Tax Consequences
The ESPP is intended to qualify as an “employee share purchase plan” under Section 423 of the Code, but is not intended to be a “qualified plan” under Code Section 401(a). Unlike a “qualified plan” under Code Section 401(a), payroll deductions to purchase Common Stock under the ESPP are not excluded from an employee’s gross income. Rather, the employee is taxed on the amount of the payroll deduction when it is earned.

As noted above, each participating employee will be granted an option on the first day of the Offering Period, which will be automatically exercised if the employee is still a participant on the last day of the Offering Period. An employee will not recognize income on the grant or exercise of an option under the ESPP. Instead, an employee is subject to tax when the shares are sold or otherwise disposed of (as described in the next two paragraphs).
If the employee does not dispose of the shares of Common Stock for at least two years from the grant of an option under the ESPP and for at least one year from the exercise of the option, the employee will realize ordinary income upon disposition (including by sale, gift or death) in an amount equal to the lesser of: (i) the excess of the fair market value of the Common Stock at the time of disposition or death over the fair market value of a share of Common Stock on the first trading day of the applicable Offering Period (the “Offering Price”) , or (ii) fifteen percent (15%) of the fair market value of the Common Stock on the first day of the Offering Period. In the case of a disposition by sale or gift, the sum of the ordinary income plus the Offering Price will be the employee’s tax basis in the Common Stock. In the case of death, the basis of the Common Stock in the hands of the decedent’s estate is subject to special valuation rules. An employee will recognize long-term capital gain (or loss) to the extent the sale proceeds exceed (or are exceeded by) the tax basis. If the sale proceeds are less than the Offering Price, the employee will not recognize any ordinary income upon disposition, and any loss that the employee incurs on the sale will be a capital loss. We will not recognize a compensation deduction when the employee makes a qualifying disposition.
If shares of Common Stock purchased under the ESPP are sold by an employee within two years after the option is granted or within one year after the option is exercised, then the employee will realize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the Offering Price. This amount plus the Offering Price will be the employee’s tax basis in the Common Stock. The difference between the sale proceeds and the tax basis will be treated as capital gain (or loss), which may be long or short-term, depending on the time that the shares are held. If an employee does recognize ordinary income as a result of an early disposition, a compensation deduction is allowed to us in an equal amount.
The final Treasury Regulations under Code Section 409A provide that the grant of an option under an employee stock purchase plan (described in Code section 423) does not constitute a deferral of compensation. Accordingly, the interest and penalty provisions of Code Section 409A should not apply to the ESPP, so long as the ESPP satisfies the requirements of Code Section 423.
The foregoing summary of the U.S. federal income taxation with respect to the grant, purchase and disposal of common shares under the ESPP does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside. The applicable tax rules are complex and may change, and income tax consequences may vary depending on a participating employee’s particular circumstance. Therefore, each participating employee should consult with his or her tax advisor concerning his or her participation in the ESPP.
New Plan Benefits
The benefits to be received by our executive officers and employees under the ESPP are not determinable because, under the terms of the ESPP, the amounts of future stock purchases are based upon elections made by eligible employees subject to the terms and limits of the ESPP. Directors who are not employees do not qualify as eligible employees and thus cannot participate in the ESPP. Future purchase prices are not determinable because they will be based upon the closing market price per share of the Common Stock, as reported by the NYSE, on the last trading day of the applicable Offering Period.
Registration with the SEC
If the ESPP is approved by our stockholders, we intend to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after such approval.
Vote Required
Approval of Proposal FOUR requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of Proposal FOUR.
Recommendation
The Board unanimously recommends that stockholders vote FOR approval of the ESPP.

DELINQUENT SECTION 16(a) REPORTS
The Company believes, based on our records and review of filings with the SEC, that during the fiscal year ended December 31, 2025, our directors, executive officers and holders of more than 10% of our Common Stock complied with the filing requirements of Section 16(a) of the Exchange Act, except that, a single Form 4 by Douglas Rogers to report the vesting of restricted stock units, a single Form 4 by Dathan Voelter to report the grant of restricted stock units and shares withheld to satisfy tax obligations upon vesting of restricted stock units was filed late and a single Form 4 by Chris Scholla to report the vesting of restricted stock units and performance stock units and shares withheld to satisfy tax obligations upon vesting of restricted stock units in connection with his departure from the Company was filed late, in each case due to administrative oversight.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR
For Inclusion in Next Year’s Proxy Statement
Any stockholder who desires to include a proposal in our proxy statement for our 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”) must deliver it so that it is received no later than November 27, 2026, or, if the 2027 Annual Meeting is not held within 30 days of the one-year anniversary of the 2026 Annual Meeting, a reasonable time before we begin to print and send our proxy materials for the 2027 Annual Meeting. Additionally, a stockholder must meet all requirements under the rules of the SEC, including Rule 14a-8 under the Exchange Act, necessary to have a proposal included in our proxy statement.
For Presentation at the 2027 Annual Meeting
Under our Bylaws, any stockholder who wants to propose a nominee for election as a director, or to present any other proposal, at the 2027 Annual Meeting must deliver the proposal so it is received no earlier than January 7, 2027, and no later than February 6, 2027. Under our Bylaws, however, if the date of the 2027 Annual Meeting is changed so that it is more than 30 days earlier or more than 60 days later than May 7, 2027, any such proposals must be delivered no later than the 10th day following the day on which we first publicly announce the date of the 2027 Annual Meeting. Additionally, a stockholder must meet all other requirements set forth in our Bylaws in order to have its proposal or director nomination presented at the meeting. If a stockholder submitting a proposal or director nomination as described above does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, then we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or director nomination.
Any such proposals or director nominations must be sent, in writing, to the Corporate Secretary, Atlas Energy Solutions Inc., 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730.
STOCKHOLDER PROXY SOLICITATION FOR SHAREHOLDER DIRECTOR NOMINEES
Any stockholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the Company’s advance notice provisions of its bylaws. Thus, if a stockholder intends to solicit proxies in support of any director nominees submitted under the advance notice provisions of the Company’s bylaws for our 2027 Annual Meeting, then such stockholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the address shown previously in this section so that it is received no earlier than January 7, 2027, and no later than February 6, 2027; provided, however, that if our 2027 Annual Meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of this year’s Annual Meeting, to be properly brought, timely notice by the stockholder must be so delivered not earlier than the close of business on the 10th day following the day on which public announcement of the date of our 2027 Annual Meeting is first made by the Company.
HOUSEHOLDING
SEC rules permit us to deliver a single copy of an annual report, proxy statement and Notice to any household at which two or more stockholders reside unless we have received contrary instructions from one or more of the stockholders. This benefits both you and the Company because it eliminates duplicate mailings and reduces our printing and mailing costs. Each stockholder will continue to receive a separate proxy card or voting instruction card.
Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy of the materials now or in future years, please request a duplicate set by phone at 1-866-540-7095, online at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to Atlas Energy Solutions Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department and a duplicate set will promptly be delivered to you. If you have received multiple copies of our proxy materials and would prefer to receive a single copy in future years, please follow the instructions set forth above or, if you hold your stock in street name, please contact your broker directly to discontinue duplicate mailings to your household.
SOLICITATION OF PROXIES
The Company is soliciting proxies by means of our proxy materials on behalf of the Board. Solicitation of proxies may be made via the Internet, by mail or by personal interview by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation. In addition, we have retained Okapi Partners LLC to provide investor response services and assist in the solicitation of proxies for a fee of $15,000 plus related expenses.
STOCKHOLDER LIST
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Austin, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.
OTHER MATTERS
As of the date of this proxy statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
DIRECTIONS TO ANNUAL MEETING
The Annual Meeting will be held at the Company’s corporate headquarters at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730.
ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our Investor Relations website at ir.atlas.energy. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, or any of the exhibits listed therein, please submit a request in writing to: Investor Relations, Atlas Energy Solutions Inc., 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).
The charters for our Audit Committee, our Compensation Committee and our Nominating & Corporate Governance Committee, as well as our Corporate Governance Guidelines and our Code, are available on our Investor Relations website (ir.atlas.energy) under the heading “Governance Documents” under the “Governance” tab, and are also available in print without charge upon written request to us at the address above.
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
There are no legal proceedings to which any of our directors, executive officers, or any associate of any of our directors or executive officers is a party adverse to us or has a material interest adverse to us.

ANNEX A
EMPLOYEE STOCK PURCHASE PLAN
WHEREAS, Atlas Energy Solutions Inc., a Delaware corporation (the “Company”), desires to establish an employee stock purchase plan to provide employees of the Company and Employees of Subsidiaries designated by the Company with an opportunity to purchase shares of common stock of the Company through Offerings of Options at a discount so as to further incentivize them to work for the continued success of the Company and its Subsidiaries;
NOW THEREFORE, the Company hereby establishes the Atlas Energy Solutions Inc. Employee Stock Purchase Plan (the “Plan”), effective as of the date of approval by the shareholders of the Company at the annual meeting of the stockholders to be held in 2026, as follows:
Section 1. Purpose, Share Commitment and Intent.
(a) Purpose. The purpose of the Plan is to provide Employees of the Company and its Subsidiaries that are selected by the Company to participate in the Plan an opportunity to purchase Shares through periodic Offerings of Options to purchase Shares at a discount and strengthen the commitment of Employees to the Company and Subsidiaries, motivate Employees to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons.
(b) Share Commitment. The aggregate number of Shares authorized to be sold pursuant to Options granted under the Plan is 6,000,000, subject to adjustment as provided in Section 4(g). In computing the number of Shares available for grant, any Shares relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.
(c) Intent. It is the intention of the Company to have the Plan qualify as an “employee share purchase plan” under Section 423 of the Code. Therefore, the provisions of the Plan are to be construed in a manner that is consistent with the requirements of Section 423 of the Code.
Section 2. Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a) “Account” means the bookkeeping account maintained by the Administrative Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.
(b) “Administrative Committee” means committee appointed to administer the Plan, which shall be the Committee or another committee consisting of not less than two directors of the Company appointed by the Board, each of whom shall qualify as non-employee directors within the meaning of Securities and Exchange Commission Regulation Section 240.16b-3, and in the absence of such committee, the Board.
(c) “Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or a Subsidiary if the period of the leave does not exceed 90 days, or, if longer, so long as the individual’s right to reemployment with the Company or a Subsidiary is guaranteed either by statute or contract.
(d) “Base Compensation” means base salary and overtime, excluding payments for shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.
(e) “Beneficiary” means the person who is entitled to receive amounts under the Plan upon the death of a Participant as determined under Section 11(m).
(f) “Board” means the board of directors of the Company.
(g) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
(h) “Committee” means the Compensation Committee of the Board.
(i) “Company” means Atlas Energy Solutions Inc., a Delaware corporation.
(j) “Corporation” has the meaning prescribed by Section 7701(a)(3) of the Code and Treasury Regulation Section 301.7701-2(b). For example, the term Corporation includes a foreign corporation (as defined in Section 7701(a)(5) of the Code) and a limited liability company that is treated as a corporation for all United States Federal income tax purposes.

(k) “Employee” means any individual in the employed by a Participating Corporation, which, for the avoidance of doubt, excludes (i) any independent contractor, (ii) any consultant, (iii) any individual performing services for a Participating Corporation who has entered into an independent contractor or consulting agreement with the Company; (iv) any individual performing services for a Participating Corporation under an independent contractor or consulting agreement, a purchase order, a supplier or staffing agreement or any other agreement that a Participating Corporation enters into for services; and (v) any individual whose terms and conditions of employment are governed by a collective bargaining agreement resulting from good faith collective bargaining where participation under the Plan has been the subject of such bargaining and the collective bargaining agents have made a decision on behalf of such employee not to participate in the Plan.
(l) “Employer Corporation” means a Corporation that is, at the time the Option is granted, the employer of the Employee.
(m) “Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.
(n) “Five Percent Owner” means an owner of five percent or more of the total combined voting power of all classes of shares of the Employer Corporation or of any Subsidiary. An individual is considered to own any shares that are owned directly or indirectly by or for their brothers and sisters (whether by whole or half-blood), spouse, ancestors and lineal descendants. For purposes of determining whether an Employee is a Five Percent Owner, an Employee is considered to own shares that the Employee may purchase under outstanding options (including incentive stock options, nonqualified stock options, Options granted under the Plan or any other stock options). Further, for purposes of determining whether an Employee is a Five Percent Owner, the rules of Section 424 of the Code (relating to attribution of share ownership) shall apply. Accordingly, for purposes of determining whether an Employee is a Five Percent Owner, (i) the Employee is considered as owning the shares owned, directly or indirectly, by or for the Employee’s brothers or sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants and (ii) shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The determination of the percentage of the total combined voting power of all classes of shares of the Company or any Subsidiary that are owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the Option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the Option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.
(o) “Grant Date” means the first day of each Offering Period, which is the day all eligible Employees are granted an Option under the Plan.
(p) “Highly Compensated Employee” has the meaning specified in Section 414(q) of the Code.
(q) “Offering” means a given offering of Options under a Plan.
(r) “Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date. The Offering Periods shall begin and end at such times as are specified by the Administrative Committee. Unless and until the Administrative Committee specifies different Offering Periods in writing, there shall be two Offering Periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second on which begins on July 1 and ends on December 31. In no event shall an Offering Period exceed 27 months.
(s) “Option” means an option granted under the Plan to purchase Shares at the Option Price on the Exercise Date.
(t) “Option Price” means the price per Share to be paid by each Participant upon exercise of an Option, which, subject to the following sentence, shall be 85 percent of the lesser of (i) the fair market value of a Share on the Grant Date or (ii) the fair market value of a Share on the Exercise Date. Prior to the commencement of an Offering Period, the Board, the Committee or the Administrative Committee may, in lieu of the Option Price specified in the preceding sentence, establish in writing an Option Price for an Offering that is greater than the amount specified in the preceding sentence; provided, that in no case shall such Option Price be lower than 85 percent of (i) the fair market value of a Share on the Grant Date or (ii) the fair market value of a Share on the Exercise Date, as applicable. The Option Price may be stated as either a percentage or as a dollar amount. The Option Price shall be subject to adjustment under Section 4(g).
(u) “Participant” means a person who is eligible to be granted an Option under the Plan for the applicable Offering.
(v) “Participating Corporation” means the Company and any of its Subsidiaries that is selected for participation in the applicable Offering pursuant to Section 9.
(w) “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company.
(x) “Plan” means the Atlas Energy Solutions Inc. Employee Share Purchase Plan, as set out in this document and as it may be amended from time to time.
(y) “Qualified Employee Share Purchase Plan” means a share purchase plan to the extent that Section 423 of the Code applies to the plan.
(z) “Retirement” means the Participant’s voluntary termination of employment after the date on which the Participant has reached the age of 55 and has a total of at least five years of continuous employment with the Company or its Subsidiaries.
(aa) “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
(bb) “Shares” means shares of common stock of the Company, $0.01 par value per share, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security. Shares, when issued, may be represented by a certificate or by book or electronic entry.
(cc) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partnership interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained, and only to the extent permitted by Section 424 of the Code.
(dd) “Trading Day” means a day on which the New York Stock Exchange is open for trading.
Section 3. Eligibility.
(a) General Requirements. Subject to Section 3(c), each Employee of each Participating Corporation who is not excluded from participation pursuant to Section 3(b) is eligible to participate in a given Offering if the individual is in the employ of a Participating Corporation on the Grant Date; provided, that, subject to Section 3(b), an Employee hired during an Offering Period will be eligible to participate in the next Offering. For purposes of this Section 3(a), the existence of the employment relationship between an individual and a Participating Corporation will be determined under Treasury Regulation Section 1.421-1(h). Participation in the Plan by any Employee is voluntary.
(b) Exclusions From Participation. Subject to Section 3(c), under each Offering Options will be granted to all Employees of all Participating Corporations, except that one or more of the following categories of Employees may, at the discretion of the Administrative Committee, be excluded from coverage under an Offering:
(1) Persons Employed Less Than Two Years. Employees who have been employed less than two years (or a lesser period of time) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(2) Persons Customarily Employed Less Than 20 Hours Per Week. Employees whose customary employment is 20 hours or less per week (or a lesser number of hours per week as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.
(3) Persons Customarily Employed for Not More Than Five Months During a Calendar Year. Employees whose customary employment is for not more than five months in any calendar year as of the Grant Date (or a lesser number of months as may be specified in writing by the Administrative Committee) may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.
(4) Persons Who Are Highly Compensated Employees. Employees who are Highly Compensated Employees as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are Highly Compensated Employees with compensation above a certain level as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are both Highly Compensated Employees and officers or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act as of the Grant Date may be excluded from an Offering. Any exclusion relating to Highly Compensated Employees must be applied in an identical manner to all Highly Compensated Employees of all Participating Corporations.
(5) Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) (“Foreign Residents”) may be excluded from an Offering if (1) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.
(6) Default Exclusions From Participation. Unless the Administrative Committee specifies in writing different exclusions are applicable with respect to a given Offering, the persons referenced in paragraphs (1), (2), (3), (4) and(5) of this Section 3(b) shall be excluded from participation in an Offering.
(7) Use of Exclusions Other Than Default Exclusions From Participation. If the Administrative Committee determines to apply exclusions from participation with respect to a given Offering that are different than the default exclusions specified in paragraph (6) of this Section 3(b), such exclusions shall be specified in writing. Any such exclusions from participation shall be consistent with the provisions of this Section 3(b).
(c) Limitations Upon Participation by Certain Shareholders. No Employee shall be granted an Option to the extent that the Option would cause the Employee to be a Five Percent Owner immediately after the grant. Accordingly, an Employee who is a Five Percent Owner immediately prior to the Date of Grant for an Offering shall not be granted an Option for such Offering. An Employee who would become a Five Percent Owner immediately after the grant of an Option only as a result of the grant of the Option shall be granted an Option to purchase no more than the number of whole Shares would not cause him to become a Five Percent Owner.
Section 4. Options.
(a) Terms of an Offering. The terms of an Offering shall be established by the Administrative Committee. The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (1) a designation of the Participating Corporations, (2) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3(b)), (3) the Offering Period, and (4) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy the requirements of this Section 4(a) and Department of Treasury Regulations issued under Section 423 of the Code.
(b) Grant of Option. Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period. Each Option grant is subject to the availability of a sufficient number of Shares reserved for purchase under the Plan. In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4(h).
(c) Maximum Number of Shares Subject to Option. An Option granted to an Employee for any Offering shall be for that number of whole Shares equal to the least of the number of whole Shares that may be purchased during the Offering Period (1) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (2) under limitations established by the Administrative Committee or the Committee pursuant to Section 4(d), (3) under the limitation set forth in Section 4(e) or (4) without causing the Employee to become a Five Percent Owner. The number of Shares that may be purchased under an Option shall be subject to adjustment under Section 4(g) and Section 4(h).
(d) Formula or Specific Share Limitation Established by the Company. The Administrative Committee may establish and announce to Participants prior to an Offering a maximum number of Shares that may be purchased by a Participant during the Offering Period. The Administrative Committee or the Committee may specify that the maximum amount of Shares that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation or the basic or regular rate of compensation, of all Employees.
(e) Annual $25,000 Limitation. No Employee will be permitted to purchase Shares under all Qualified Employee Share Purchase Plans of the Employer Corporation and its Subsidiaries at a rate which exceeds $25,000 in fair market value of the Shares (determined at the time the Option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. This limitation shall be applied taking into account the rules set forth in Treasury Regulation Section 1.423-2(i) (or a successor regulation). Accordingly, in applying the limitation set forth in this Section 4(e), (1) the right to purchase Shares under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, (2) the right to purchase Shares under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such Shares (determined at the time such option is granted) for any one calendar year and (3) a right to purchase Shares that has accrued under one option granted pursuant to the Plan may not be carried over to any other option.
(f) Equal Rights and Privileges. All Employees who are granted Options under an Offering must have equal rights and privileges within the meaning of Section 423 of the Code and Treasury Regulation Section 1.423-2(f). An Offering will not fail to satisfy the requirements of this Section 4(f) if, in order to comply with the laws of a foreign jurisdiction, the terms of an Option granted under the Offering to Foreign Residents are less favorable than the terms of Options granted under the Offering to Employees who are residents of the United States.
(g) Adjustments of Options. In the event of any (1) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (2) ordinary or special dividend (whether in the form of cash, Shares or other property), share split or reverse share split, (3) combination or exchange of Shares, (4) other change in corporate structure, or (5) any other transaction, distribution or action, which, in any such case the Administrative Committee determines, in its sole discretion, affects the Shares such that an adjustment is appropriate, the total number of Shares authorized to be committed to the Plan, the number of Shares subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Administrative Committee or the Committee. For the avoidance of doubt, adjustments in accordance with this Section 4(g) shall not in any case be contrary to the rules of Section 423 of the Code. In addition, the Committee shall, in its sole discretion, have authority to provide for (a) the acceleration of the Exercise Date of outstanding Options or (b) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.
(h) Insufficient Number of Shares. If the number of Shares reserved for purchase for any Offering Period is insufficient to cover the number of shares which Participants elect to purchase during such Offering Period, then the number of Shares which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of Shares which the Administrative Committee shall determine by multiplying the number of Shares reserved under the Plan for such Offering Period by a fraction, the numerator of which shall be the number of Shares which the Participant elected to purchase during the Offering Period and the denominator of which shall be the total number of Shares which all Participants elected to purchase during such Offering Period.

Section 5. Payroll Deductions.
(a) Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, they must elect to participate in the Offering by authorizing deductions from their Base Compensation prior to the beginning of the Offering Period in accordance with procedures established by the Administrative Committee or the Committee. An Employee who does not authorize payroll deductions from their Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering. Unless otherwise determined by the Administrative Committee or the Committee, the Participant’s payroll deductions shall be limited to 15 percent of their Base Compensation. Subject to a Participant’s right to discontinue payroll deductions as set forth in Section 5(c) and Section 6, a Participant may not, during any Offering Period, change their percentage of payroll deduction for that Offering Period. A Participant may not make additional payments to the Participant’s Account.
(b) Payroll Deductions Continuing. A Participant’s payroll deduction authorization may remain in effect for all ensuing Offering Periods until changed by the Participant, subject to Section 5(a), in accordance with procedures established by the Administrative Committee or the Committee.
(c) Right to Stop Payroll Deductions. A Participant shall have the right to discontinue the Participant’s payroll deduction authorization in accordance with procedures established by the Administrative Committee or the Committee.
(d) Accounting for Funds. As of each payroll deduction period, the Participating Corporation shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s cash compensation for that period. No interest shall be credited to the Participant’s Account at any time. The obligation of the Participating Corporation to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Participating Corporation.
(e) Participating Corporation’s Use of Funds. All payroll deductions received or held by a Participating Corporation may be used by the Participating Corporation for any corporate purpose, and the Participating Corporation shall not be obligated to segregate such payroll deductions.
(f) Return of Funds. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Shares during such Offering Period will be refunded to the Participants without interest. In accordance with procedures established by the Administrative Committee or the Committee, a Participating Corporation may be permitted to apply a Participant’s unused payroll deductions to purchase additional Shares during a subsequent Offering Period, but only if the amount so applied does not exceed the value of a fractional share that the Participant could not purchase during the preceding Offering Period (because purchases of fractional shares are not permitted under the Plan).
Section 6. In Service Withdrawal, Termination or Death.
(a) In Service Withdrawal. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Administrative Committee or the Committee from time to time, elect to withdraw all of the funds then credited to the Participant’s Account by giving notice in accordance with the rules established by the Administrative Committee or the Committee. The amount elected to be withdrawn by the Participant shall be paid to the Participant as soon as administratively feasible. Any election by a Participant to withdraw the Participant’s cash balance under the Plan terminates the Participant’s right to exercise the Participant’s Option on the Exercise Date and the Participant’s entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, they must file a new payroll deduction election within the time frame required by the Administrative Committee or the Committee for participation for that Offering Period.
(b) Termination of Employment Prior to the Exercise Date. Except as specified in Section 6(d) and Section 6(e), if a Participant’s employment with the Company and all Subsidiaries is terminated for any reason, the Option granted to the Participant for that Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant’s employment with the Company and all Subsidiaries shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant’s employment is guaranteed either by statute or contract. The Participant’s funds then credited to the Participant’s Account shall be returned to the Participant as soon as administratively feasible.

(c) Termination of Employment due to Death. If a Participant’s employment with the Company and all Subsidiaries is terminated due to death, the Participant’s Beneficiary shall be refunded all of the funds then credited to the Participant’s Account as of the date of the Participant’s death.
(d) Termination of Employment Due to Retirement Prior to the Exercise Date. If a Participant’s employment with the Company and all Subsidiaries is terminated due to the Retirement of the Participant, the Participant shall withdraw all of the funds then credited to the Participant’s Account as of the date of the Participant’s termination date.
(e) Termination as a Result of a Disposition of Assets, a Division or an Entity or a Plant Closing. A Participant whose employment with their Employer is terminated as a result of a disposition of assets, a division or an entity or as a result of a plant closing may, at their election by written notice to the Administrative Committee, either (1) exercise their Option as of the date of their termination of employment, in which event the Employer shall apply the amount accrued under the Plan at that time to the purchase at the Option Price of Shares or (2) request payment of the Participant’s prior payroll deductions made under the Plan at that time, in which event the Employer promptly shall make such payment, and thereupon the Participant’s interest in unexercised Options under the Plan shall terminate. If the Participant elects to exercise their Option, the date of their termination of employment shall be deemed to be the Exercise Date for the purpose of computing the amount of the Option Price of the Shares. As determined by the Administrative Committee, a Participant shall be deemed to have terminated their employment with all Employers (A) as a result of a disposition of assets, a division or an entity if such employment is terminated coincident with and as a result of the disposition, by the Employer, the Company or their subsidiaries or Affiliates, of assets, a division or any other business entity (regardless of form) in connection with a sale, exchange, merger or other business transaction, or (B) as a result of a plant closing if such employment is terminated coincident with and as a result of a significant manufacturing plant closing by the Employer, but not as a result of mere district changes or layoffs.
Section 7. Exercise of Option.
(a) Purchase of Shares. Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase the maximum number of whole Shares that can be purchased at the Option Price for that Offering. If in any Offering the total number of Shares to be purchased by all Participants exceeds the number of Shares committed to the Plan, then each Participant shall be entitled to purchase only the Participant’s pro rata portion of the Shares remaining available under the Plan based on the balances in each Participant’s Account as of the Exercise Date. After the purchase of all Shares available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.
(b) Accounting for Shares. After the Exercise Date of each Offering, a report shall be given to each Participant stating the amount of the Participant’s Account, the number of Shares purchased and the Option Price.
(c) Issuance of Shares. The Administrative Committee may determine in its discretion the manner of delivery of the Shares purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of Shares certificates or any other means as the Administrative Committee, in its discretion, deems appropriate. The Administrative Committee may, in its discretion, hold the Shares certificate for any Shares or cause it to be legended in order to comply with the securities laws of the applicable jurisdiction, or should the Shares be represented by book or electronic account entry rather than a certificate, the Administrative Committee may take such steps to restrict transfer of the Shares as the Administrative Committee considers necessary or advisable to comply with applicable law.
Section 8. Administration.
(a) General. The Plan shall be administered under the direction of the Administrative Committee who shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code.
(b) Delegation. To the extent permitted by applicable law, the Administrative Committee may delegate to one or more Employees some or all of its authority over the administration of the Plan. The Administrative Committee may appoint agents to assist it in administering the Plan.

(c) Quorum and Majority Action. A majority of the Administrative Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Administrative Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other media of communication.
(d) Standard of Judicial Review of Committee Actions. The Administrative Committee has full and absolute discretion in the exercise of its authority under the Plan. Notwithstanding anything to the contrary, any action taken, or ruling or decision made by the Administrative Committee in the exercise of any of its powers and authority under the Plan shall be final and conclusive as to all parties other than the Company, including without limitation all Participants and their beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.
Section 9. Participation in Plan By Other Subsidiaries.
(a) Participation Procedure. The Company, acting through the Committee or the Administrative Committee, shall designate the Subsidiaries of the Company that may participate in a given Offering. A Subsidiary that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.
(b) No Joint Venture Implied. Neither the participation in the Plan or an Offering by a Subsidiary nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Subsidiary.
Section 10. Termination and Amendment of the Plan.
(a) Termination. The Company may, by action of the Board or the Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all Shares committed to the Plan, unless the number of Shares committed to the Plan is increased by the Committee or the Board and approved by the shareholders of the Company. Upon termination of the Plan, as soon as administratively feasible there shall be refunded to each Participant the remaining funds in the Participant’s Account. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are Shares committed, unless the Participants agree otherwise.
(b) Amendment. The Board or the Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with Section 423 of the Code. The Board or the Committee may suspend the operation of the Plan for any period as it may deem advisable.
However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to Shares previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Option a Participant already has outstanding under the Plan without the Participant’s agreement. Any amendment changing the aggregate number of Shares to be committed to the Plan and any other change for which shareholder approval is required under regulations issued by the Department of Treasury must be approved by the shareholders of the Company in order to be effective.
Section 11. Miscellaneous.
(a) Plan Not An Employment Contract. The adoption and maintenance of the Plan is not a contract between any Participating Corporation and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Participating Corporation to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.
(b) Options Are Not Transferable. No Option granted to a Participant under the Plan is transferable by the Participant otherwise than by will or the laws of descent and distribution, and must be exercisable, during the

Participant’s lifetime, only by the Participant. In the event any Participant attempts to violate the terms of this Section 11(b), any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.
(c) Voting of Shares. Shares held under the Plan for the account of each Participant shall be voted by the holder of record of those Shares in accordance with the Participant’s instructions.
(d) No Rights of Shareholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until they acquire Shares as provided in the Plan.
(e) Governmental Regulations. The obligation to sell or deliver the Shares under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the Shares.
(f) Notices. All notices and other communication in connection with the Plan shall be in the form specified by the Administrative Committee and shall be deemed to have been duly given when sent to the Participant at the Participant’s last known address or to the Participant’s designated personal representative or beneficiary, or to the Participating Corporation or its designated representative, as the case may be. Such notification, at the discretion of the Administrator, may be made via the Company’s electronic recordkeeping system.
(g) Indemnification of the Administrative Committee, the Committee and the Board. In addition to all other rights of indemnification as they may have as directors or as members of the Administrative Committee, the Committee, the members of the Administrative Committee and the Committee shall be indemnified by the Company to the extent permitted under applicable law against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding, that the Administrative Committee or Committee member is liable for gross negligence or willful misconduct in the performance of their duties.
(h) Tax Withholding. At the time a Participant’s Option is granted or exercised or at the time a Participant disposes of some or all of the Shares purchased under the Plan, the Participant must make adequate provision for the Participating Corporation’s federal, state, foreign or other tax withholding obligations, if any, which arise upon the grant or exercise of the Option or the disposition of the Shares. At any time, the Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Participating Corporation to meet applicable withholding obligations.
(i) Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.
(j) Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Corporation that employs the Participant, the Company, the Administrative Committee and the Committee in order to administer the Plan.
(k) Notice of Disposition. By becoming a Participant in the Plan, each Participant agrees to promptly give the Administrative Committee notice of any Shares disposed of within the later of (a) one year from the Exercise Date and (b) two years from the Date of Grant with respect to such Shares, and the notice shall include the number of Shares disposed of and the Exercise Date and the Date of Grant for the Shares.
(l) Dispositions in Compliance with Securities Laws. By becoming a Participant in the Plan, each Participant agrees that any dispositions of Shares by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Securities Exchange Act.
(m) Beneficiary(ies). At the time of the Participant’s or former Participant’s death, (a) any cash in the Plan or (b) any cash and Shares in the Account shall be distributed to such Participant’s or former Participant’s (1) executor or administrator or (2) their heirs at law, if there is no administration of such Participant’s or former Participant’s estate. The Participant’s or former Participant’s executor or administrator or heirs at law, if there is no administration of such Participant’s or former Participant’s estate, shall be such Participant’s or former Participant’s Beneficiaries. Before any distribution is made, the Administrative Committee may require appropriate written documentation of (a) the appointment of the personal representative of the Participant’s estate or (b) heirship.
(n) Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.
(o) Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
(p) Binding Effect. This Agreement shall be binding upon any successor of the Company.
(q) Limitation on Liability. Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.
(r) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATLAS ENERGY SOLUTIONS INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gayle Burleson
02) Robb L. Voyles

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐
3. Please indicate your vote, on a non-binding advisory basis, on the Company's Named Executive Officer compensation.	☐	☐	☐
4. Approval of the Atlas Energy Solutions Inc. Employee Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V86330-P46309

ATLAS ENERGY SOLUTIONS INC.
Annual Meeting of Stockholders
May 7, 2026 8:00 a.m. Central Time
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) John Turner and Dathan C. Voelter, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ATLAS ENERGY SOLUTIONS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters at 5918 W. Courtyard Drive, Suite 100, Austin, Texas 78730 on May 7, 2026, at 8:00 a.m. Central Time, and any adjournment or postponement thereof.

This proxy, when [redacted]